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                                                                  EXECUTION COPY



                            364 DAY CREDIT AGREEMENT

                           Dated as of March 30, 2005

                                      among

                         TOYOTA MOTOR CREDIT CORPORATION
                                       and
                       TOYOTA CREDIT DE PUERTO RICO CORP.,
                                as the Borrowers,

                               CITICORP USA, INC.,
                            as Administrative Agent,

                                       and

                         The Other Lenders Party Hereto
                  --------------------------------------------

                          CITIGROUP GLOBAL MARKETS INC.
                                       and
                         BANC OF AMERICA SECURITIES LLC,
                 as Joint Lead Arrangers and Joint Book Managers
                  ---------------------------------------------

                             BANK OF AMERICA, N.A.,
                              as Syndication Agent
                  ----------------------------------------------

                       THE BANK OF TOKYO-MITSUBISHI, LTD.,
                                   BNP PARIBAS
                                       and
                            JPMORGAN CHASE BANK, N.A.
                             as Documentation Agents

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


                                TABLE OF CONTENTS
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ARTICLE I DEFINITIONS.............................................................................................1

         Section  1.1 Definitions.................................................................................1

         Section  1.2 Other Interpretive Provisions..............................................................14

ARTICLE II THE CREDITS...........................................................................................15

         Section 2.1 Committed Loans.............................................................................15

         Section 2.2 Borrowings, Conversions and Continuations of Committed Loans................................15

         Section 2.3 Money Market Loans..........................................................................17

         Section 2.4 Prepayments.................................................................................19

         Section 2.5 Termination or Reduction of Commitments.....................................................20

         Section 2.6 Repayment of Loans..........................................................................20

         Section 2.7 Interest....................................................................................21

         Section 2.8 Fees........................................................................................21

         Section 2.9 Computation of Interest and Fees............................................................22

         Section 2.10 Evidence of Debt...........................................................................22

         Section 2.11 Payments Generally.........................................................................23

         Section 2.12 Sharing of Payments........................................................................24

         Section 2.13 Extension of Maturity Date.................................................................25

         Section 2.14 Increase in Commitments....................................................................26

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY...............................................................27

         Section 3.1 Taxes.......................................................................................27

         Section 3.2 Illegality..................................................................................28

         Section 3.3 Inability to Determine Rates................................................................29

         Section 3.4 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans......29

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                                                            i
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         Section 3.5 Funding Losses..............................................................................30

         Section 3.6 Matters Applicable to all Requests for Compensation.........................................30

ARTICLE IV CONDITIONS............................................................................................31

         Section 4.1 Effectiveness...............................................................................31

         Section 4.2 Conditions to all Loans.....................................................................33

ARTICLE V REPRESENTATIONS AND WARRANTIES.........................................................................33

         Section  5.1 Corporate Existence and Power..............................................................33

         Section  5.2 Corporate and Governmental Authorization: No Contravention.................................33

         Section  5.3 Binding Effect.............................................................................34

         Section  5.4 Financial Information......................................................................34

         Section  5.5 Litigation.................................................................................34

         Section  5.6 Compliance with ERISA......................................................................34

         Section  5.7 Taxes......................................................................................35

         Section  5.8 Subsidiaries...............................................................................35

         Section  5.9 Not an Investment Company..................................................................35

         Section  5.10 Disclosure................................................................................35

ARTICLE VI COVENANTS.............................................................................................35

         Section  6.1 Information................................................................................35

         Section  6.2 Maintenance of Property; Insurance.........................................................36

         Section  6.3 Conduct of Business and Maintenance of Existence...........................................37

         Section  6.4 Compliance with Laws.......................................................................37

         Section  6.5 Negative Pledge............................................................................37

         Section  6.6 Consolidations.............................................................................39

         Section  6.7 Use of Proceeds............................................................................40

ARTICLE VII DEFAULTS.............................................................................................40
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                                                            ii
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         Section  7.1 Events of Default..........................................................................40

         Section 7.2 Application of Funds........................................................................41

ARTICLE VIII  THE ADMINISTRATIVE AGENT...........................................................................42

ARTICLE VIII THE ADMINISTRATIVE AGENT............................................................................42

         Section 8.1 Appointment and Authorization of Administrative Agent.......................................42

         Section 8.2 Delegation of Duties........................................................................42

         Section 8.3 Liability of Administrative Agent...........................................................43

         Section 8.4 Reliance by Administrative Agent............................................................43

         Section 8.5 Notice of Default...........................................................................44

         Section 8.6 Credit Decision; Disclosure of Information by Administrative Agent..........................44

         Section 8.7 Indemnification of Administrative Agent.....................................................44

         Section 8.8 Administrative Agent in its Individual Capacity.............................................45

         Section 8.9 Successor Administrative Agent..............................................................45

         Section 8.10 Administrative Agent May File Proofs of Claim..............................................46

         Section 8.11 Other Agents, Arrangers and Managers.......................................................46

ARTICLE IX MISCELLANEOUS.........................................................................................47

         Section 9.1 Amendments, Etc.............................................................................47

         Section 9.2 Notices and Other Communications; Facsimile Copies..........................................48

         Section 9.3 No Waiver; Cumulative Remedies..............................................................49

         Section 9.4 Attorney Costs, Expenses and Taxes..........................................................49

         Section 9.5 Indemnification by the Borrowers............................................................49

         Section 9.6 Payments Set Aside..........................................................................50

         Section 9.7 Successors and Assigns......................................................................51

         Section 9.8 Confidentiality.............................................................................53

         Section 9.9 Set-off.....................................................................................54

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                                                            iii
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         Section 9.10 Interest Rate Limitation...................................................................54

         Section 9.11 Counterparts...............................................................................55

         Section 9.12 Integration................................................................................55

         Section 9.13 Survival of Representations and Warranties.................................................55

         Section 9.14 Severability...............................................................................55

         Section 9.15 Tax Forms..................................................................................55

         Section 9.16 Replacement of Lenders.....................................................................57

         Section 9.17 Governing Law..............................................................................58

         Section 9.18 Patriot Act Notice.........................................................................58

         Section 9.19 Waiver of Right to Trial by Jury...........................................................59

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Schedules

Schedule 2.1......         Commitments and Pro Rata Shares
Schedule 9.2......         Administrative Agent's Office, Certain Addresses for
                           Notices


Exhibits

Exhibit A.........         Form of Committed Loan Notice
Exhibit B.........         Form of Note
Exhibit C.........         Form of Compliance Certificate
Exhibit D.........         Assignment and Assumption
Exhibit E.........         Form of Money Market Quote Request
Exhibit F.........         Form of Invitation for Money Market Quotes
Exhibit G.........         Form of Money Market Quote
Exhibit H.........         Form of Opinion of Counsel for the Borrowers
Exhibit I.........         Form of Opinion of Peitrantoni Mendez & Alvarez LLP
Exhibit J.........         Form of Opinion of Shearman & Sterling LLP

                            364 DAY CREDIT AGREEMENT



         THIS 364 DAY CREDIT AGREEMENT (this "Agreement") dated as of March 30, 2005 is made among TOYOTA MOTOR CREDIT CORPORATION, a California corporation ("TMCC"), TOYOTA CREDIT DE PUERTO RICO CORP., a corporation organized under the laws of the Commonwealth of Puerto Rico ("TCPR" and, together with TMCC, the "Borrowers"), each lender from time to time party hereto (collectively, the "Lenders" and, individually, a "Lender"), CITICORP USA, INC., as Administrative Agent, CITIGROUP GLOBAL MARKETS INC, and BANC OF AMERICA SECURITIES LLC, as Joint Lead Arrangers and Joint Book Managers, BANK OF AMERICA, N.A., as Syndication Agent, and THE BANK OF TOKYO-MITSUBISHI, LTD., BNP PARIBAS and JPMORGAN CHASE BANK, N.A., as Documentation Agents.

         WHEREAS, the Borrowers have requested that the Lenders provide a revolving credit facility that may be converted to a term facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

         Section 1.1 Definitions. The following terms, as used herein, have the following meanings:

         "Absolute Rate Auction" means a solicitation of Money Market Quotes setting forth Money Market Absolute Rates pursuant to Section 2.3.

         "Administrative Agent" means Citicorp USA, Inc. in its capacity as Administrative Agent for the Lenders hereunder, and its successors in such capacity.

         "Administrative Agent's Office" means the Administrative Agent's address and, as appropriate, account as set forth on Schedule 9.2, or such other address or account as the Administrative Agent may from time to time notify to the Borrowers and the Lenders.

         "Administrative Questionnaire" means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Borrowers) duly completed by such Lender.

         "Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

         "Agent-Related Persons" means the Administrative Agent, together with its Affiliates (including, in the case of CUSA in its capacity as the Administrative Agent, Citigroup Global Markets Inc. as an Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

         "Aggregate Commitments" means (i) the Commitments of all the Lenders,
(ii) when used in relation to TMCC, the Aggregate Tranche A Commitments and
(iii) when used in relation to TCPR, the Aggregate Tranche B Commitments.

         "Aggregate Tranche A Commitments" means the Tranche A Commitments of all the Tranche A Lenders.

         "Aggregate Tranche B Commitments" means the Tranche B Commitments of all the Tranche B Lenders.

         "Agreement" means this Credit Agreement.

         "Applicable Rate" means the following percentages per annum:

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                                                   Applicable Rate
----------------------------------------------------------------------------------------------------------------------
---------------------------------------- -------------------------------------- --------------------------------------
             Facility Fee                           Eurodollar Rate                           Base Rate
---------------------------------------- -------------------------------------- --------------------------------------
---------------------------------------- -------------------------------------- --------------------------------------
                0.030%                                  0.120%                                 0.000%
---------------------------------------- -------------------------------------- --------------------------------------

         If any Borrower converts the Loans made to it to Term Loans pursuant to
Section 2.13(c), the "Applicable Rate" for Eurodollar Rate Loans shall be 0.220% per annum.

         "Arranger" means either of Citigroup Global Markets Inc. or Banc of America Securities LLC, in its capacity as a joint lead arranger and a joint book manager.

         "Assignment and Assumption" means an Assignment and Assumption substantially in the form of Exhibit D.

         "Attorney Costs" means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the reasonable allocated cost of internal legal services and all expenses and disbursements of internal counsel.

         "Audited Financial Statements" means (i) for TMCC, the audited consolidated balance sheet of TMCC and its Subsidiaries for the fiscal year ended March 31, 2004 (or such later date for which audited financial statements are delivered pursuant to this Agreement) and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year of TMCC and its Subsidiaries, including the notes thereto and (ii) for TCPR, the audited balance sheet of TCPR for the fiscal year ended March 31, 2004 (or such later date for which audited financial statements are delivered pursuant to this Agreement) and the related statement of income or operations, shareholders' equity and cash flows for such fiscal year, including the notes thereto.

         "Base Rate" means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Citibank as its "base rate." The "base rate" is a rate set by Citibank based upon various factors including Citibank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Citibank shall take effect at the opening of business on the day specified in the public announcement of such change.

         "Base Rate Committed Loan" means a Committed Loan that is a Base Rate Loan.

         "Base Rate Loan" means a Loan that bears interest based on the Base
Rate.

         "Benefit Arrangement" means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

         "Borrower" means either of Toyota Motor Credit Corporation or Toyota Credit de Puerto Rico Corp., as applicable.

         "Borrowing" means a Committed Borrowing or a Money Market Borrowing.

         "Business Day" means (i) any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, any of the following: the state where the Administrative Agent's Office is located, California, New York, and San Juan, Puerto Rico and
(ii) if such day relates to any Eurodollar Rate Loan or Money Market LIBOR Loan, any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

         "Citibank" means Citibank, N.A.

         "Closing Date" means the first date all the conditions precedent in
Section 4.1 are satisfied or waived in accordance with Section 4.1 (or, in the case of Section 4.1(b), waived by the Person entitled to receive the applicable payment).

         "Code" means the Internal Revenue Code of 1986, as amended and any successor statute.

         "Commitment" means, as to each Lender, its Tranche A Commitment or its Tranche B Commitment, as applicable.

         "Committed Borrowing" means a borrowing consisting of simultaneous Committed Loans of the same Type and Tranche and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the appropriate Lenders pursuant to Section 2.1.

         "Committed Loan" means a Committed Tranche A Loan or a Committed Tranche B Loan.

         "Committed Loan Notice" means a notice of (a) a Committed Borrowing,
(b) a conversion of Committed Loans from one Type to the other and (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.2(a), which, if in writing, shall be substantially in the form of Exhibit A. A Committed Loan Notice for a Eurodollar Rate Loan with an Interest Period extending beyond the Revolving Maturity Date applicable to the Borrower giving such notice may only be delivered concurrently with (or, in the case of (b) or (c) above, concurrently with or subsequently to) a notice of election by such Borrower to extend the Maturity Date applicable to such Borrower to the Term Maturity Date pursuant to Section 2.13(c).

         "Committed Tranche A Loan" means a loan made by a Tranche A Lender pursuant to Section 2.1(a).

         "Committed Tranche B Loan" means a loan made by a Tranche B Lender pursuant to Section 2.1(b).

         "Compliance Certificate" means a certificate substantially in the form of Exhibit C.

         "Consolidated Subsidiary" means, with respect to any Person, at any date any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date.

         "Control" has the meaning specified in the definition of "Affiliate."

         "CUSA" means Citicorp USA, Inc.

         "Debtor Relief Law" means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

         "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

         "Default Rate" means an interest rate equal to (a) the Base Rate plus
(b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan or Money Market Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.

         "Defaulting Lender" means any Lender that (a) has failed to fund any portion of the Committed Loans required to be funded by it hereunder within three Business Days of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

         "Dollar" and "$" mean lawful money of the United States.

         "Eligible Assignee" has the meaning specified in Section 9.7(g).

         "Environmental Laws" means any and all Laws relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

         "ERISA Group" means any Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with such Borrower, or any Subsidiary, are treated as a single employer under Section 414 of the Code.

         "Eurodollar Base Rate" has the meaning set forth in the definition of Eurodollar Rate.

         "Eurodollar Rate" means for any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

         Eurodollar Rate   =            Eurodollar Base Rate
                                         ..................
                              1.00 minus Eurodollar Reserve Percentage
Where,

         "Eurodollar Base Rate" means, for such Interest Period:

         (a)......the rate per annum equal to the rate determined by the
Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

         (b)......if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

         (c)......if the rates referenced in the preceding clauses (a) and (b)
are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent's London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

         "Eurodollar Rate Loan" means a Committed Loan that bears interest at a rate based on the Eurodollar Rate.

         "Eurodollar Reserve Percentage" means, for any date during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirements) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

         "Event of Default" has the meaning set forth in Section 7.1.

         "Exempt Lender" means a Tranche B Lender that is any of the following:
(i) a Corporate Lender organized under the Laws of Puerto Rico, (ii) a Corporate Lender organized under the Laws of a jurisdiction other than Puerto Rico that is engaged in the conduct of a trade or business in Puerto Rico, or (ii) a Lender organized under the Laws of a jurisdiction other than Puerto Rico that is not engaged in the conduct of a trade or business in Puerto Rico and that is not a "related person" to TCPR for purposes of Section 1231(a)(1)(A)(i) of the Puerto Rico Code by reason of the fact that such Lender does not own, directly or indirectly in accordance with the attribution rules of Section 1231(a)(3) of the Puerto Rico Code, 50% or more of the value of the stock of TCPR. As used in this definition, "Corporate Lender" means a Lender that is taxable as a corporation under the Puerto Rico Code.

         "Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Citibank on such day on such transactions as determined by the Administrative Agent.

         "Fee Letter" means a letter, dated as of February 16, 2005 among TMCC, the Administrative Agent, Bank of America, N.A. and the Arrangers.

         "FRB" means the Board of Governors of the Federal Reserve System of the United States.

         "GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied.

         "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, central bank or other entity exercising executive, legislative, taxing, regulatory or administrative powers or functions of or pertaining to government.

         "Indemnified Liabilities" has the meaning set forth in Section 9.5.

         "Indemnitees" has the meaning set forth in Section 9.5.

         "Interest Payment Date" means, (a) as to any Eurodollar Rate Loan or Money Market Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan or Money Market Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Committed Loan, the last Business Day of each March, June, September and December, the Revolving Maturity Date applicable to the Borrower of such Loan, and, if later than the Revolving Maturity Date, the Maturity Date applicable to the Borrower of such Loan.

         "Interest Period" means, (a) as to each Eurodollar Rate Loan, the period commencing on the date such Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the applicable Borrower in its Committed Loan Notice, (b) as to each Money Market LIBOR Loan, the period commencing on the date such Loan is disbursed and ending on the date that is such whole number of months thereafter as the applicable Borrower may elect in accordance with
Section 2.3, and (c) as to each Money Market Absolute Rate Loan, the period commencing on the date such Loan is disbursed and ending on the date that is such number of days thereafter as the applicable Borrower may elect in accordance with Section 2.3; provided that:

                  (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

                  (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

                  (iii) no Interest Period for a Eurodollar Rate Loan shall extend beyond the Maturity Date applicable to such Borrower, and no Interest Period for Money Market Loans shall extend beyond the Revolving Maturity Date applicable to such Borrower.

         Notwithstanding the foregoing, a Borrower may select an Interest Period for a Eurodollar Rate Loan which would end after the Revolving Maturity Date applicable to such Borrower only if it has previously delivered, or delivers concurrently with the applicable Committed Loan Notice, an election to extend the Maturity Date to the Term Maturity Date pursuant to Section 2.13(c).

         "Invitation for Money Market Quotes" means an Invitation for Money Market Quotes substantially in the form of Exhibit F hereto.

         "IRS" means the United States Internal Revenue Service.

         "Laws" means, collectively, all federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders of any Governmental Authority.

         "Lender" has the meaning specified in the introductory paragraph hereto.

         "Lending Office" means, as to any Lender, the office or offices of such Lender described as such in such Lender's Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the applicable Borrower and the Administrative Agent.

         "LIBOR Auction" means a solicitation of Money Market Quotes setting forth Money Market Margins based on the Eurodollar Rate pursuant to Section 2.3.

         "Loan" means an extension of credit by a Lender to a Borrower under
Article II in the form of a Committed Loan or a Money Market Loan, including a Loan converted to a Term Loan pursuant to Section 2.13(c).

         "Loan Documents" means this Agreement, each Note, and the Fee Letter.

         "Material Plan" means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $25,000,000.

         "Maturity Date" means, with respect to each Borrower, the Revolving Maturity Date applicable to such Borrower, or if the Loans made to such Borrower are converted to Term Loans pursuant to Section 2.13, the Term Maturity Date applicable to such Borrower.

         "Maximum Aggregate Commitments" means $4,000,000,000.

         "Money Market Absolute Rate" has the meaning set forth in Section 2.3(d)(ii).

         "Money Market Absolute Rate Loan" means a loan to be made by a Lender pursuant to an Absolute Rate Auction.

         "Money Market Borrowing" means a borrowing consisting of simultaneous Money Market Loans of the same Type and, in the case of Money Market LIBOR Loans bearing interest calculated based on the Eurodollar Rate, having the same Interest Period made by a Lender pursuant to Section 2.3.

         "Money Market LIBOR Loan" means a loan to be made by a Lender pursuant to a LIBOR Auction (including such a loan bearing interest at the Base Rate pursuant to Section 3.2).

         "Money Market Loan" means a Money Market LIBOR Loan or a Money Market Absolute Rate Loan.

         "Money Market Margin" has the meaning set forth in Section 2.3(d)(ii).

         "Money Market Quote" means an offer, substantially in the form of Exhibit G hereto, by a Lender to make a Money Market Loan in accordance with
Section 2.3.

         "Money Market Quote Request" means a Money Market Quote Request substantially in the form of Exhibit E hereto.

         "Moody's" means Moody's Investors Service, Inc. and any successor thereto.

         "Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

         "Note" or "Notes" means a promissory note or promissory notes made by a Borrower in favor of a Lender evidencing Loans made by such Lender to such Borrower, substantially in the form of Exhibit B.

         "Obligations" means, with respect to any Borrower, all advances to, and debts, liabilities, obligations, covenants and duties of, such Borrower arising under any Loan Document or otherwise with respect to any Loan made to such Borrower, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against such Borrower of any proceeding under any Debtor Relief Laws naming such Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

         "Organization Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any jurisdiction other than the United States or Puerto Rico); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

         "Other Taxes" means any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document, excluding taxes, charges and levies payable in respect of any Money Market Loan for any reason except a Regulatory Change occurring after the date that the Money Market Quote for such Money Market Loan was delivered.

         "Outstanding Amount" means, with respect to Committed Loans and Money Market Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowing and prepayments or repayments of Committed Loans and Money Market Loans, as the case may be, occurring on such date.

         "Parent" means, with respect to any Lender, any Person controlling such Lender.

         "Participant" has the meaning set forth in Section 9.7(d).

         "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

         "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

         "Plan" means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

         "Pro Rata Share" means (a) with respect to each Tranche A Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Tranche A Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Tranche A Commitments at such time; provided that if the commitment of each Lender to make Loans has been terminated pursuant to Section 7.1 or if the Tranche A Loans have been converted to Term Loans pursuant to Section 2.13(c), then the Pro Rata Share of each Tranche A Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination or conversion and after giving effect to any subsequent assignments made pursuant to the terms hereof and (b) with respect to each Tranche B Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Tranche B Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Tranche B Commitments at such time; provided that if the commitment of each Lender to make Loans has been terminated pursuant to Section 7.1 or if the Tranche B Loans have been converted to Term Loans pursuant to Section 2.13(c), then the Pro Rata Share of each Tranche B Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination or conversion and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

         "Puerto Rico" means the Commonwealth of Puerto Rico.

         "Puerto Rico Code" means the Puerto Rico Internal Revenue Code of 1994, as amended and any successor statute.

         "Rating Agency" means S&P or Moody's.

         "Register" has the meaning set forth in Section 9.7(c).

         "Regulatory Change" shall mean, with respect to any Lender, the introduction of or any change in or in the interpretation of any Law, or such Lender's compliance therewith.

         "Request for Loans" means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice and (b) with respect to a Money Market Borrowing, a Notice of Money Market Borrowing (as defined in
Section 2.3(f)).

         "Required Lenders" means, (a) with respect to matters related to TMCC as of any date of determination, Lenders having more than 50% of the Aggregate Tranche A Commitments or, if the commitment of each Tranche A Lender to make Loans has been terminated pursuant to Section 7.1 or if the Tranche A Loans have been converted to Term Loans pursuant to Section 2.13(c), Tranche A Lenders holding in the aggregate more than 50% of the Total Outstandings applicable to TMCC; provided that the Commitment of, and the portion of the Total Outstandings applicable to TMCC held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Tranche A Lenders,
(b) with respect to matters related to TCPR as of any date of determination, Lenders having more than 50% of the Aggregate Tranche B Commitments or, if the commitment of each Tranche B Lender to make Loans has been terminated pursuant to Section 7.1 or if the Tranche B Loans have been converted to Term Loans pursuant to Section 2.13(c), Tranche B Lenders holding in the aggregate more than 50% of the Total Outstandings applicable to TCPR; provided that the Commitment of, and the portion of the Total Outstandings applicable to TCPR held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Tranche B Lenders and (c) in all other cases, each of the Required Tranche A Lenders and Tranche B Lenders.

         "Regulation U" means Regulation U of the FRB, as in effect from time to time.

         "Responsible Officer" means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of the applicable Borrower as set forth in a written notice from such Borrower to the

Administrative Agent. The Administrative Agent may conclusively rely on each such notice unless and until a subsequent writing shall be delivered by a Borrower to the Administrative Agent that identifies the prior writing that is to be superseded and stating that it is to be so superseded. Any document delivered hereunder that is signed by a Responsible Officer of a Borrower shall be conclusively presumed to have been authorized by all necessary corporate action on the part of such Borrower.

         "Revolving Maturity Date" means, with respect to any Borrower, the later of (a) March 29, 2006, and (b) if maturity is extended upon the request of such Borrower pursuant to Section 2.13(b), such extended revolving maturity date as determined pursuant to such Section.

         "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

         "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

         "Significant Subsidiary" means any Subsidiary which would meet the definition of "Significant Subsidiary" contained in Regulation S-X (or similar successor provision) of the Securities and Exchange Commission.

         "Subsidiary" means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person; unless otherwise specified, "Subsidiary" means a Subsidiary of a Borrower.

         "Taxes" means, with respect to any payment by a Borrower under this Agreement or any other Loan Document, any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, (i) in the case of the Administrative Agent and each Lender, taxes imposed on or measured by its overall net income, and franchise and similar taxes imposed on it, by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized or where the Administrative Agent's Office or a Lender's Lending Office is located and
(ii) any United States or Puerto Rico withholding tax imposed on payments by such Borrower under this Agreement or any other Loan Document to a Lender that is subject to such withholding tax (x) with respect to payments on a Money Market Loan, on the date that such Lender delivers a Money Market Quote for such Money Market Loan and (y) with respect to all other payments, on the date such Lender becomes a party to this Agreement.

         "Term Loans" of a Borrower means each Loan made to such Borrower that is outstanding on the date that such Borrower elects to convert such Loans to term Loans in accordance with Section 2.13(c).

         "Term Maturity Date" applicable to a Borrower means the date that is one year from the Revolving Maturity Date applicable to such Borrower upon conversion of the Loans made to such Borrower to Term Loans in accordance with
Section 2.13(c).

         "TMC Consolidated Subsidiary" means, at any date, a Subsidiary or other entity the accounts of which would be consolidated with those of Toyota Motor Corporation in its consolidated financial statements if such statements were prepared as of such date.

         "Total Outstandings" means (i) the aggregate Outstanding Amount of all Loans, (ii) when used in relation to TMCC, the Outstanding Amount of all Loans made to TMCC and (iii) when used in relation to TCPR, the Outstanding Amount of all Loans made to TCPR.

         "Tranche A Availability Period" means the period from and including the Closing Date to the earliest of (a) the Revolving Maturity Date applicable to TMCC, (b) the date of termination of the Aggregate Tranche A Commitments pursuant to Section 2.5, and (c) the date of termination of the commitment of each Tranche A Lender to make Loans pursuant to Section 7.1.

         "Tranche A Commitment" means, as to each Lender, its obligation to make Committed Loans to TMCC pursuant to Section 2.1(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

         "Tranche A Lender" means each Lender that has a Tranche A Commitment on
Schedule 2.1 or any Lender to which a portion of the Tranche A Commitment hereunder has been assigned pursuant to an Assignment and Assumption.

         "Tranche A Loan" means an extension of credit by a Lender to TMCC under
Article II in the form of a Committed Loan or a Money Market Loan, including a Loan converted to a term Loan pursuant to Section 2.13(c).

         "Tranche B Availability Period" means the period from and including the Closing Date to the earliest of (a) the Revolving Maturity Date applicable to TCPR, (b) the date of termination of the Aggregate Tranche B Commitments pursuant to Section 2.5, and (c) the date of termination of the commitment of each Tranche B Lender to make Loans pursuant to Section 7.1.

         "Tranche B Commitment" means, as to each Lender, its obligation to make Committed Loans to TCPR pursuant to Section 2.1(b) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

         "Tranche B Lender" means each Lender that has a Tranche B Commitment on
Schedule 2.1 or any Lender to which a portion of the Tranche B Commitment hereunder has been assigned pursuant to an Assignment and Assumption.

         "Tranche B Loan" means an extension of credit by a Lender to TCPR under
Article II in the form of a Committed Loan or a Money Market Loan, including a Loan converted to a term Loan pursuant to Section 2.13(c).

         "Type" means, with respect to a Loan, its character as a Base Rate Loan, a Eurodollar Rate Loan, a Money Market LIBOR Loan or a Money Market Absolute Rate Loan.

         "Unfunded Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

         "United States" and "U.S." means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

         Section 1.2 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

         (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

         (b) (i) The words "herein," "hereto," "hereof" and "hereunder" and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

                  (ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

                  (iii) The term "including" is by way of example and not limitation.

                  (iv) The term "documents" includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

         (c) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including."

         (d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

         Section 1.3 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements.

         Section 1.5 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

         Section 1.6 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).


                                   ARTICLE II

                                   THE CREDITS

         Section 2.1 Committed Loans. (a) Subject to the terms and conditions set forth herein, each Tranche A Lender severally agrees to make loans (each such loan, a "Committed Tranche A Loan") to TMCC from time to time, on any Business Day during the Tranche A Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender's Tranche A Commitment; provided, however, that after giving effect to any Committed Tranche A Borrowing, (i) the Total Outstandings applicable to TMCC shall not exceed the Aggregate Tranche A Commitments, and (ii) the aggregate Outstanding Amount of the Committed Tranche A Loans of any Tranche A Lender shall not exceed such Lender's Tranche A Commitment. Within the limits of each Lender's Tranche A Commitment, and subject to the other terms and conditions hereof, TMCC may borrow under this Section 2.1(a), prepay under Section 2.4, and, unless converted to a Term Loan pursuant to Section 2.13(c), reborrow under this
Section 2.1(a). Committed Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

         (b) Subject to the terms and conditions set forth herein, each Tranche B Lender severally agrees to make loans (each such loan, a "Committed Tranche B Loan") to TCPR from time to time, on any Business Day during the Tranche B Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender's Tranche B Commitment; provided, however, that after giving effect to any Committed Tranche B Borrowing, (i) the Total Outstandings applicable to TCPR shall not exceed the Aggregate Tranche B Commitments, and (ii) the aggregate Outstanding Amount of the Committed Tranche B Loans of any Tranche B Lender shall not exceed such Lender's Tranche B Commitment. Within the limits of each Lender's Tranche B Commitment, and subject to the other terms and conditions hereof, TCPR may borrow under this Section 2.1(b), prepay under Section 2.4, and, unless converted to a Term Loan pursuant to Section 2.13(c), reborrow under this Section 2.1(b). Committed Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

       Section 2.2 Borrowings, Conversions and Continuations of Committed Loans.

         (a) Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the applicable Borrower's irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 10:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans, and (ii) on the requested date of any Borrowing of or conversion of Eurodollar Rate Loans to Base Rate Committed Loans. Each telephonic notice by a Borrower pursuant to this Section 2.2(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer or any other Person designated in writing by a Responsible Officer of such Borrower to the Administrative Agent. Each Borrowing of, conversion to or continuation of Loans shall be in a principal amount of $50,000,000 or a whole multiple of $5,000,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the applicable Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the applicable Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if such Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the applicable Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

         (b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each appropriate Lender of the contents thereof and the amount of its Pro Rata Share of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the applicable Borrower, the Administrative Agent shall notify each appropriate Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Committed Borrowing, each appropriate Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent's Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.2, the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of Citibank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by such Borrower.

         (c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the applicable Required Lenders.

         (d) The Administrative Agent shall promptly notify the applicable Borrower and the appropriate Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the applicable Borrower and the appropriate Lenders of any change in Citibank's base rate used in determining the Base Rate promptly following the public announcement of such change.

         (e) After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to Committed Loans.

         Section 2.3 Money Market Loans.

         (a) In addition to Committed Loans pursuant to Section 2.1, a Borrower may, as set forth in this Section, request the appropriate Lenders during the Tranche A Availability Period or the Tranche B Availability Period, as applicable, to make offers to make Money Market Loans in United States Dollars to such Borrower; provided, however, that after giving effect to any Money Market Borrowing (i) the Total Outstandings applicable to TMCC shall not exceed the Aggregate Tranche A Commitments and (ii) the Total Outstandings applicable to TCPR shall not exceed the Aggregate Tranche B Commitments. The Lenders may, but shall have no obligation to, make such offers and the applicable Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section.

         (b) When a Borrower wishes to request offers to make Money Market Loans under this Section, it shall transmit to the Administrative Agent by facsimile transmission a Money Market Quote Request, appropriately completed and signed by a Responsible Officer or any other Person designated in writing by a Responsible Officer of such Borrower to the Administrative Agent, so as to be received no later than 9:00 a.m. on
         (x) the fourth Business Day prior to the date of Borrowing proposed therein, in the case of a LIBOR Auction or (y) the Business Day next preceding the date of Borrowing proposed therein, in the case of an Absolute Rate Auction (or, in either case, such other time or date as such Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Lenders not later than the date of the Money Market Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective) specifying: (i) the proposed date of Borrowing, which shall be a Business Day, (ii) the aggregate amount of such Borrowing, which shall be $50,000,000 or a larger multiple of $5,000,000, (iii) the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period, and (iv) whether the Money Market Quotes requested are to set forth a Money Market Margin or a Money Market Absolute Rate. The applicable Borrower may request offers to make Money Market Loans for more than one Interest Period in a single Money Market Quote Request. No Money Market Quote Request shall be given within five Business Days (or such other number of days as such Borrower and the Administrative Agent may agree) of any other Money Market Quote Request.

         (c) Promptly upon receipt of a Money Market Quote Request, the Administrative Agent shall send to the Lenders by facsimile transmission an Invitation for Money Market Quotes, which shall constitute an invitation by the applicable Borrower to each Lender to submit Money Market Quotes offering to make the Money Market Loans to which such Money Market Quote Request relates in accordance with this Section.

         (d) (i) Each Lender may submit a Money Market Quote containing an offer or offers to make Money Market Loans in response to any Invitation for Money Market Quotes. Each Money Market Quote must comply with the requirements of this subsection (d) and must be submitted to the Administrative Agent by facsimile transmission at the Administrative Agent's Office not later than (x) 1:00 p.m. on the fourth Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (y) 9:00 a.m. on the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the applicable Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Lenders not later than the date of the Money Market Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective); provided that Money Market Quotes submitted by the Administrative Agent (or any Affiliate of the Administrative Agent) in the capacity of a Lender may be submitted, and may only be submitted, if the Administrative Agent or such Affiliate notifies such Borrower of the terms of the offer or offers contained therein not later than 15 minutes prior to the deadline for the other Lenders. Subject to Articles IV and VII, any Money Market Quote so made shall be irrevocable except with the written consent of the Administrative Agent given on the instructions of the applicable Borrower.

                  (ii) Each Money Market Quote shall specify (A) the proposed date of Borrowing; (B) the principal amount of the Money Market Loan for which each such offer is being made, which principal amount (w) may be greater than or less than the Commitment of the quoting Lender, (x) must be $5,000,000 or a larger multiple of $l,000,000, (y) may not exceed the principal amount of Money Market Loans for which offers were requested and (z) may be subject to an aggregate limitation as to the principal amount of Money Market Loans for which offers being made by such quoting Lender may be accepted; (C) in the case of a LIBOR Auction, the margin above or below the applicable Eurodollar Rate (the "Money Market Margin") offered for each such Money Market Loan, expressed as a percentage (specified to the nearest 1/10,000th of 1%) to be added to or subtracted from such base rate; (D) in the case of an Absolute Rate Auction, the rate of interest per annum (specified to the nearest 1/10,000th of 1%) (the "Money Market Absolute Rate") offered for each such Money Market Loan; and (E) the identity of the quoting Lender. A Money Market Quote may set forth up to five separate offers by the quoting Lender with respect to each Interest Period specified in the related Invitation for Money Market Quotes.

                  (iii) Any Money Market Quote shall be disregarded if it (A) is not substantially in conformity with the definition thereof or does not specify all of the information required by subsection (d)(ii); (B) contains qualifying, conditional or similar language; (C) proposes terms other than or in addition to those set forth in the applicable Invitation for Money Market Quotes; or (D) arrives after the time set forth in subsection (d)(i).

         (e) The Administrative Agent shall promptly notify the applicable Borrower of the terms (i) of any Money Market Quote submitted by a Lender that is in accordance with subsection (d) and (ii) of any Money Market Quote that amends, modifies or is otherwise inconsistent with a previous Money Market Quote submitted by such Lender with respect to the same Money Market Quote Request. Any such subsequent Money Market Quote shall be disregarded by the
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
Administrative Agent unless such subsequent Money Market Quote is submitted solely to correct a manifest error in such former Money Market Quote. The Administrative Agent's notice to the applicable Borrower shall specify (i) the aggregate principal amount of Money Market Loans for which offers have been received for each Interest Period specified in the related Money Market Quote Request, (ii) the respective principal amounts and Money Market Margins or Money Market Absolute Rates, as the case may be, so offered and (iii) if applicable, limitations on the aggregate principal amount of Money Market Loans for which offers in any single Money Market Quote may be accepted.

         (f) Not later than 9:00 a.m. on the third Business Day prior to the proposed date of Borrowing of Money Market LIBOR Loans or 10:00 a.m. on the Business Day of the proposed date of Borrowing of Money Market Absolute Rate Loans (or such other time or date as the applicable Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Lenders not later than the date of the Money Market Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective), the applicable Borrower shall notify the Administrative Agent of its acceptance or non-acceptance of the offers so notified to it pursuant to subsection (e). In the case of acceptance, such notice (a "Notice of Money Market Borrowing") shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The applicable Borrower may accept any Money Market Quote in whole or in part; provided that (i) the aggregate principal amount of each Money Market Borrowing may not exceed the applicable amount set forth in the related Money Market Quote Request; (ii) the principal amount of each Money Market Borrowing must be $50,000,000 or a larger multiple of $5,000,000; and (iii) acceptance of offers may only be made on the basis of ascending Money Market Margins or Money Market Absolute Rates, as the case may be.

         (g) If offers are made by two or more Lenders with the same Money Market Margins or Money Market Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which such offers are accepted for the related Interest Period, the principal amount of Money Market Loans in respect of which such offers are accepted shall be allocated by the Administrative Agent among such Lenders as nearly as possible (in multiples of $1,000,000, as the Administrative Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers. Determinations by the Administrative Agent of the amounts of Money Market Loans shall be conclusive in the absence of manifest error.

         Section 2.4 Prepayments.

         (a) Each Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans or Money Market Loans made to it bearing interest at the Base Rate in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 10:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Committed Loans or Money Market Loans bearing interest at the Base Rate pursuant to Section 3.2; and (ii) any prepayment of Loans shall be in a principal amount of $50,000,000 or a whole multiple of $5,000,000 in excess thereof. Except as provided in the preceding sentence, a Borrower may not prepay all or any portion of the principal amount of any Money Market Loan made to it prior to the last day of the Interest Period therefor. Each such notice shall specify the date and amount of such prepayment, whether the Loans to be prepaid are Committed Loans or Money Market Loans, and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each appropriate Lender of its receipt of each such notice and the contents thereof with respect to Committed Loans, and of the amount of such Lender's Pro Rata Share of such prepayment of such Committed Loans. The Administrative Agent will promptly notify each Lender that has made a Money Market Loan that is to be prepaid of the receipt by the Administrative Agent of each notice and the contents thereof with respect to such Money Market Loan and the contents thereof and of the amount of such prepayment of such Money Market Loan. If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to
Section 3.5. Each such prepayment of Committed Loans shall be applied to the Committed Loans of the appropriate Lenders in accordance with their respective Pro Rata Shares. Each such prepayment of Money Market Loans shall be applied ratably to the Money Market Loans of the Lenders that made such Loans.

         (b) (i) If for any reason the Total Outstandings applicable to TMCC at any time exceed the Aggregate Tranche A Commitments then in effect, TMCC shall immediately prepay Loans in an aggregate amount equal to such excess. (ii) If for any reason the Total Outstandings applicable to TCPR at any time exceed the Aggregate Tranche B Commitments then in effect, TCPR shall immediately prepay Loans in an aggregate amount equal to such excess.

         Section 2.5 Termination or Reduction of Commitments. TMCC may, upon notice to the Administrative Agent, terminate the Aggregate Tranche A Commitments, or from time to time permanently reduce the Aggregate Tranche A Commitments and TCPR may, upon notice to the Administrative Agent, terminate the Aggregate Tranche B Commitments, or from time to time permanently reduce the Aggregate Tranche B Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 10:00 a.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $25,000,000 or any whole multiple of $5,000,000 in excess thereof, and (iii) such Borrower shall not terminate or reduce such Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings applicable to such Borrower would exceed the Aggregate Commitments applicable to such Borrower. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the applicable Commitment of each appropriate Lender according to its Pro Rata Share. All facility fees accrued for the account of the applicable Borrower until the effective date of any termination of the applicable Aggregate Commitments shall be paid on the effective date of such termination.

         Section 2.6 Repayment of Loans.

         (a) Each Borrower shall repay to the Lenders on the Maturity Date applicable to such Borrower the aggregate principal amount of Loans made to it and outstanding on such date.

         (b) Each Borrower shall repay each Money Market Loan made to it on the earlier to occur of (i) the last day of the Interest Period therefor and (ii) the Revolving Maturity Date applicable to such Borrower.

         Section 2.7 Interest.

         (a) Subject to the provisions of subsection (b) below, (i) subject to
Section 3.2, each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; (iii) subject to Section 3.2, each Money Market LIBOR Loan shall bear interest on the outstanding principal amount thereof for the Interest Period applicable thereto at a rate per annum equal to the sum of the Eurodollar Rate for such Interest Period plus or minus the Money Market Margin quoted by the Lender making such Loan; and (iv) each Money Market Absolute Rate Loan shall bear interest on the outstanding principal amount thereof for the Interest Period applicable thereto at a rate per annum equal to the Money Market Absolute Rate quoted by the Lender making such Loan.

         (b) If any amount payable by any Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Furthermore, upon the request of the applicable Required Lenders, while any Event of Default exists with respect to any Borrower, such Borrower shall pay interest on the principal amount of all outstanding Obligations of such Borrower hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable on demand.

         (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

         Section 2.8 Fees.

         (a) Facility Fee. (i) TMCC shall pay to the Administrative Agent for the account of each Tranche A Lender in accordance with its Pro Rata Share, a facility fee equal to the Applicable Rate times the actual daily amount of the Aggregate Tranche A Commitments, regardless of usage (or, if the Aggregate Tranche A Commitments have terminated, on the Outstanding Amount of all Tranche A Loans). The facility fee payable by TMCC shall accrue at all times during the Tranche A Availability Period (and thereafter so long as any Tranche A Loans remain outstanding), including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date (and, if applicable, thereafter on demand).

                  (ii) TCPR shall pay to the Administrative Agent for the account of each Tranche B Lender in accordance with its Pro Rata Share, a facility fee equal to the Applicable Rate times the actual daily amount of the Aggregate Tranche B Commitments, regardless of usage (or, if the Aggregate Tranche B Commitments have terminated, on the Outstanding Amount of all Tranche B Loans). The facility fee payable by TCPR shall accrue at all times during the Tranche B Availability Period (and thereafter so long as any Tranche B Loans remain outstanding), including at any time during which one or more of the conditions in
         Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date (and, if applicable, thereafter on demand).

                  (iii) The facility fee payable by each Borrower shall be calculated quarterly in arrears.

         (b) Other Fees. The Borrowers shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

         Section 2.9 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Citibank's "base rate" shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day.

         Section 2.10 Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to each Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of any Borrower under the Loan Documents to pay any amount owing with respect to the Obligations of such Borrower. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, each Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender's Loans in addition to such accounts or records. Each Lender may attach schedules to its

Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

         Section 2.11 Payments Generally.

         (a) All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by any Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent's Office in Dollars and in immediately available funds not later than 12:00 noon on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender's Lending Office. All payments received by the Administrative Agent after 12:00 noon shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

         (b) If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

         (c) Unless a Borrower or any Lender has notified the Administrative Agent, prior to the time any payment is required to be made by it to the Administrative Agent hereunder, that such Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that such Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

                  (i) if a Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

                  (ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the applicable Borrower to the date such amount is recovered by the Administrative Agent (the "Compensation Period") at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent may make a demand therefor upon the applicable Borrower, and such Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or any Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or any Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

         (d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the applicable Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest, on the succeeding Business Day.

         (e) The obligations of the Lenders hereunder to make Committed Loans are several and not joint. The failure of any Lender to make any Committed Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan.

         (f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

         Section 2.12 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Committed Loans made by it to a Borrower, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately
(a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Committed Loans made by them to such Borrower as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Committed Loans pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 9.6 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender's ratable share (according to the proportion of (i) the amount of such paying Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. Each Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by Law, exercise all of its rights of payment (including any right of set-off, but subject to Section 9.9) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

         Section 2.13 Extension of Maturity Date.

         (a) Not earlier than 60 days prior to, nor later than 45 days prior to, the Revolving Maturity Date applicable to a Borrower then in effect, such Borrower may, upon notice to the Administrative Agent (which shall promptly notify the appropriate Lenders), request a 364-day extension of the Revolving Maturity Date applicable to such Borrower then in effect. Within 30 days of delivery of such notice, each appropriate Lender shall notify the Administrative Agent whether or not it consents to such extension (which consent may be given or withheld in such Lender's sole and absolute discretion). Any Lender not responding within the above time period shall be deemed not to have consented to such extension. The Administrative Agent shall promptly notify the applicable Borrower and the appropriate Lenders of the Lenders' responses. If any Lender declines, or is deemed to have declined, to consent to such extension, the applicable Borrower may cause any such Lender to be replaced as a Lender pursuant to Section 9.16. The applicable Borrower shall be deemed to have withdrawn any request to extend the Revolving Maturity Date applicable to such Borrower if it delivers or is required to deliver a notice of election to convert the Loans to Term Loans pursuant to Section 2.13(c).

         (b) The Revolving Maturity Date applicable to a Borrower shall be extended only if all appropriate Lenders (after giving effect to any replacements of Lenders permitted herein) (the "Consenting Lenders") have consented thereto. If so extended, the Revolving Maturity Date applicable to such Borrower, as to the Consenting Lenders, shall be extended to a date 364 days from the Revolving Maturity Date applicable to such Borrower then in effect, effective as of the Revolving Maturity Date applicable to such Borrower then in effect (such existing Revolving Maturity Date being the "Revolving Extension Effective Date"). The Administrative Agent and the applicable Borrower shall promptly confirm to the Lenders such extension and the Revolving Extension Effective Date. As a condition precedent to such extension, the applicable Borrower shall deliver to the Administrative Agent a certificate of such Borrower dated as of the Revolving Extension Effective Date (in sufficient copies for each appropriate Lender) signed by a Responsible Officer of such Borrower (i) certifying and attaching the resolutions adopted by such Borrower approving or consenting to such extension and (ii) certifying that, before and after giving effect to such extension, (A) the representations and warranties of such Borrower contained in Article V and the other Loan Documents are true and correct on and as of the Revolving Extension Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.13, the representations and warranties contained in subsections (a) and (b) of Section 5.4 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and
(b), respectively, of Section 6.1, and (B) no Default with respect to such Borrower exists. The applicable Borrower shall prepay any Committed Loans outstanding on the Revolving Extension Effective Date (and pay any additional amounts required pursuant to Section 3.5) to the extent necessary to keep outstanding Committed Loans ratable with any revised and new Pro Rata Shares of all the Lenders.

         (c) Not later than 30 days prior to the Revolving Maturity Date applicable to a Borrower, such Borrower may, upon notice to the Administrative Agent (which shall promptly notify the appropriate Lenders), elect to convert the Loans made to such Borrower into term Loans payable on the date (the "Term Maturity Date") one year from the Revolving Maturity Date applicable to such Borrower. Concurrently with delivering any Request for Loans relating to Eurodollar Rate Loans with an Interest Period ending after the Revolving Maturity Date applicable to such Borrower such Borrower shall deliver a notice to the Administrative Agent that it elects to convert the Loans into term Loans in accordance with the preceding sentence. If a Borrower so elects to convert the Loans made to it to term Loans, subject to the satisfaction of the conditions precedent contained in this Section 2.13(c), the Maturity Date applicable to such Borrower shall automatically be extended to the Term Maturity Date effective as of the Revolving Maturity Date applicable to such Borrower then in effect (such existing Revolving Maturity Date being the "Term Extension Effective Date"), and, on and after the Term Extension Effective Date, the Loans made to such Borrower shall be term Loans that (a) may not be reborrowed once repaid, (b) may be converted from Base Rate Loans to Eurodollar Rate Loans and from Eurodollar Rate Loans to Base Rate Loans, and (c) are payable in full on the Term Maturity Date applicable to such Borrower. The Administrative Agent and the applicable Borrower shall promptly confirm to the appropriate Lenders such extension and the Term Extension Effective Date. As conditions precedent to such extension, (i) the applicable Borrower shall deliver to the Administrative Agent a certificate of such Borrower dated as of the Term Extension Effective Date (in sufficient copies for each appropriate Lender) signed by a Responsible Officer of such Borrower certifying that no Default applicable to such Borrower exists, and (ii) as of the Term Extension Effective Date, any outstanding Money Market Loans made to such Borrower shall have been prepaid, to the extent permitted by
Section 2.4(a), or repaid in accordance with this Agreement, and if such prepayment or repayment is to be made in whole or in part from Committed Loans, such Committed Loans shall have been made at least one Business Day prior to the Term Extension Effective Date.

         (d)      This Section shall supersede any provisions in Section 2.12 or
 Section 9.1 to the contrary.

         Section 2.14 Increase in Commitments.

         (a) Provided there exists no Default applicable to a Borrower, upon notice by such Borrower to the Administrative Agent (which shall promptly notify the appropriate Lenders), such Borrower may from time to time, request an increase in the Aggregate Commitments applicable to such Borrower to an amount (for all such requests) not exceeding the lesser of (x) the Maximum Aggregate Commitments and (y) in the case of the Tranche A Commitments, $3,800,000,000 and in the case of the Tranche B Commitments, $200,000,000. At the time of sending such notice, such Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than 10 Business Days from the date of delivery of such notice to the appropriate Lenders). Each appropriate Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase. Any appropriate Lender not responding within such time period shall be deemed to have declined to increase its Commitment. The Administrative Agent shall notify the applicable Borrower and each appropriate Lender of the Lenders' responses to each request made hereunder. To achieve the full amount of a requested increase, the applicable Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel. The consent of the Lenders is not required to increase the amount of the Aggregate Commitments pursuant to this Section, except that each appropriate Lender shall have to right to consent to an increase in the amount of its Commitment as set forth in this Section 2.14(a). If the Lenders and Eligible Assignees do not agree to increase the applicable Aggregate Commitments by the amount requested by the applicable Borrower pursuant to this Section 2.14(a), such Borrower may (i) withdraw its request for an increase in its entirety or (ii) accept, in whole or in part, the increases that have been offered.

         (b) If the applicable Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the applicable Borrower shall determine the effective date (the "Increase Effective Date") and the final allocation of such increase. The Administrative Agent shall promptly notify the applicable Borrower and the appropriate Lenders of the final allocation of such increase and the Increase Effective Date. As a condition precedent to such increase, the applicable Borrower shall deliver to the Administrative Agent a certificate of such Borrower dated as of the Increase Effective Date (in sufficient copies for each appropriate Lender) signed by a Responsible Officer of such Borrower certifying that no Default applicable to such Borrower exists. The applicable Borrower shall prepay any Committed Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.5) to the extent necessary to keep the outstanding Committed Loans ratable with any revised Pro Rata Shares arising from any nonratable increase in the Commitments under this Section.

         (c) This Section shall supersede any provisions in Sections 2.12 or 9.1 to the contrary.

                                   ARTICLE III

                     TAXES, YIELD PROTECTION AND ILLEGALITY

         Section 3.1 Taxes.

         (a) Any and all payments by any Borrower to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future Taxes. If any Borrower shall be required by any Laws to deduct any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), each of the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions, (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable

Laws, and (iv) within 30 days after the date of such payment, such Borrower shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

         (b) In addition, each Borrower agrees to pay to each appropriate Lender Other Taxes incurred by such Lender.

         (c) If any Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, such Borrower shall also pay to the Administrative Agent or to such Lender, as the case may be, at the time interest is paid, such additional amount that the Administrative Agent or such Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that the Administrative Agent or such Lender would have received if such Taxes or Other Taxes had not been imposed.

         (d) Each Borrower agrees to indemnify the Administrative Agent and each appropriate Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent and such Lender,
(ii) amounts payable under Section 3.1(c) and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto. Payment under this subsection (d) shall be made within 15 days after the date the Lender or the Administrative Agent makes a demand therefor.

         Section 3.2 Illegality. If any Lender determines that any Regulatory Change occurring on or after the date of this Agreement has made it unlawful, or that any Governmental Authority has asserted that it is unlawful as a result of such Regulatory Change, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans or Money Market LIBOR Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the applicable Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Committed Loans to Eurodollar Rate Loans or to make a Money Market LIBOR Loan for which a Money Market Quote has been delivered shall be suspended until such Lender notifies the Administrative Agent and the applicable Borrower that the circumstances giving rise to such determination no longer exist (and such Lender shall give such notice promptly upon receiving knowledge that such circumstances no longer exist). If a Lender shall determine that it may not lawfully continue to maintain and fund any of its outstanding Eurodollar Rate Loans or Money Market LIBOR Loans to maturity and shall so specify in a notice pursuant to the preceding sentence, upon receipt of such notice, the applicable Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans or Money Market LIBOR Loans, as the case may be, of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans or Money Market LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

         Section 3.3 Inability to Determine Rates. If the applicable Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan made to a Borrower, or that the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan made to a Borrower does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify such Borrower and each Lender. Thereafter, the obligation of the appropriate Lenders to make or maintain Eurodollar Rate Loans to such Borrower shall be suspended until the Administrative Agent (upon the instruction of the applicable Required Lenders) revokes such notice (which revocation shall be made promptly upon such instruction from the applicable Required Lenders). Upon receipt of such notice, the applicable Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

         Section 3.4 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans.

         (a) If on or after (i) the date hereof, in the case of Eurodollar Rate Loans, or (ii) the date that a Money Market Quote is given for a Money Market LIBOR Loan, any Lender determines that as a result of a Regulatory Change, there shall be a material increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans or Money Market LIBOR Loan, or a reduction in the amount received or receivable by such Lender in connection with any Eurodollar Rate Loan or Money Market LIBOR Loan (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.1 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States, Puerto Rico or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, and (iii) reserve requirements utilized in the determination of the Eurodollar Rate), then from time to time within 15 days of demand by such Lender (with a copy of such demand to the Administrative Agent), subject to Section 3.4(c), the applicable Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

         (b) If any Lender determines that the introduction of any Law after the date hereof regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its Lending Office) therewith (including determination that, for purposes of capital adequacy requirements, the Commitment of such Lender does not constitute a commitment with an original maturity of one year or less), has the effect of materially reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender's obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender's desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), subject to
Section 3.4(c),the applicable Borrower shall pay within 15 days of demand by such Lender such additional amounts as will compensate such Lender for such reduction.

         (c) Promptly after receipt of knowledge of any Regulatory Change or other event that will entitle any Lender to compensation under this Section 3.4, such Lender shall give notice thereof to the applicable Borrower and the Administrative Agent certifying the basis for such request for compensation in accordance with Section 3.6(a) and designate a different Lending Office if such designation will avoid, or reduce the amount of, compensation payable under this
Section 3.4 and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender. Notwithstanding anything in Sections 3.4(a) or 3.4(b) to the contrary, no Borrower shall be obligated to compensate any Lender for any amount arising or accruing before the earlier of
(i) 180 days prior to the date on which such Lender gives notice to such Borrower and the Administrative Agent under this Section 3.4(c) or (ii) the date such amount arose or began accruing (and such Lender did not know such amount was arising or accruing) as a result of the retroactive application of Regulatory Change or other event giving rise to the claim for compensation.

         Section 3.5 Funding Losses. Within 15 days after delivery of the certificate described in the Section 3.6(a) by any Lender (with a copy to the Administrative Agent) from time to time, each Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of each of the following (except to the extent incurred by any Lender as a result of any action taken pursuant to Section 3.2):

         (a) any continuation, conversion, payment or prepayment of any Loan made to such Borrower other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

         (b) any failure by such Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by such Borrower; or

         (c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by such Borrower pursuant to Section 9.16;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained but excluding loss of margin for the period after which any such payment or failure to convert, borrow or prepay. The applicable Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.5, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

         Section 3.6 Matters Applicable to all Requests for Compensation.

         (a) A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder shall be conclusive if prepared reasonably and in good faith. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

         (b) If (i) the obligation of any Lender to make Eurodollar Rate Loans shall be suspended pursuant to Section 3.2 or (ii) any Lender has demanded compensation under Section 3.1 or Section 3.4 with respect to Eurodollar Rate Loans, the applicable Borrower may give notice to such Lender through the Administrative Agent that, unless and until such Lender notifies such Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, effective 5 Business Days after the date of such notice from such Borrower (A) all Loans which would otherwise be made by such Lender as Eurodollar Rate Loans shall be made instead as Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Eurodollar Rate Loans of the other Lenders), and (B) after each of such Lender's Eurodollar Rate Loans has been repaid, all payments of principal which would otherwise be applied to Eurodollar Rate Loans shall be applied to repay such Lender's Base Rate Loans instead.

         (c) If any Lender makes a claim for compensation or other payment under
Section 3.1 or Section 3.4 or if any Lender determines that it is unlawful or impermissible for it to make, maintain or fund Eurodollar Rate Loans or Money Market LIBOR Loans pursuant to Section 3.2, the applicable Borrower may replace such Lender in accordance with Section 9.16.

         (d) Prior to giving notice pursuant to Section 3.2 or to demanding compensation or other payment pursuant to Section 3.1 or Section 3.4, each Lender shall consult with the applicable Borrower and the Administrative Agent with reference to the circumstances giving rise thereto; provided that nothing in this Section 3.6(d) shall limit the right of any Lender to require full performance by such Borrower of its obligations under such Sections.


                                   ARTICLE IV

                                   CONDITIONS

         Section 4.1 Effectiveness. This Agreement shall become effective on the date that each of the following conditions shall have been satisfied:

         (a) Receipt by the Administrative Agent of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the applicable Borrower, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and its legal counsel:

                  (i) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and each Borrower;

                  (ii) a Note executed by each Borrower in favor of each Lender requesting a Note;

                  (iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Borrower as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents;

                  (iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Borrower is duly organized or formed, and that such Borrower is validly existing, in good standing and qualified to engage in business, in the case of TMCC, California and, in the case of TCPR, in Puerto Rico;

                  (v) a favorable opinion of the General Counsel of each Borrower, addressed to the Administrative Agent and each Lender, as to the matters and in the form set forth in Exhibit H;

                  (vi) a favorable opinion of Pietrantoni Mendez & Alvarez LLP, counsel to the Administrative Agent, addressed to the Administrative Agent and each Lender, as to the matters and in the form set forth in
         Exhibit I;

                  (vii) a favorable opinion of Shearman & Sterling LLP, counsel to the Administrative Agent, addressed to the Administrative Agent and each Lender, as to the matters and in the form set forth in Exhibit J; and

                  (viii) such other assurances, certificates, documents or consents as the Administrative Agent or the applicable Required Lenders reasonably may require.

         (b) Any fees required to be paid on or before the Closing Date shall have been paid.

         (c) Unless waived by the Administrative Agent, the Borrowers shall have paid all Attorney Costs of the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent).

         (d) The Borrowers shall have terminated the commitments, and paid in full all indebtedness, interest, fees and other amounts outstanding, under the 364-Day Credit Agreement dated as of July 31, 2004 among TMCC, TCPR, the lenders parties thereto, Bank of America, N.A., as syndication agent, and The Bank of Tokyo-Mitsubishi, Ltd., BNP Paribas and JPMorgan Chase Bank, as documentation agents, and Citicorp USA, Inc., as administrative agent for the lenders, and each of the Lenders that is a party to the foregoing credit agreement hereby waives, upon execution of this Agreement, the requirement of prior notice under such credit agreement relating to the termination of commitments thereunder.

         Section 4.2 Conditions to all Loans. The obligation of each Lender to honor any Request for Loans (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurodollar Rate Loans) made by any Borrower is subject to the following conditions precedent:

         (a) The representations and warranties of such Borrower contained in
Article V (except for the representations and warranties set forth in Section 5.4(b), the accuracy of which it is expressly agreed shall not be a condition to making Loans) shall be true and correct on and as of the date of such Loan, except (A) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and (B) except that for purposes of this Section 4.2, the representations and warranties contained in Section 5.4(a) shall be deemed to refer to the most recent statements furnished from time to time pursuant to
Section 6.1(a).

         (b) No Default with respect to such Borrower shall exist, or would result from such proposed Loan.

         (c) The Administrative Agent shall have received a Request for Loans in accordance with the requirements hereof.

         Each Request for Loans (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by any Borrower shall be deemed to be a representation and warranty by such Borrower that the conditions specified in Sections 4.2(a) and (b) have been satisfied on and as of the date of the applicable Loans.


                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

         Each Borrower represents and warrants to the Administrative Agent and the Lenders that:

         Section 5.1 Corporate Existence and Power. Such Borrower is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction or organization, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Such Borrower is in compliance with all Laws except (i) where failure to be so could not reasonably be expected to cause a material adverse change in the business, financial position, results of operations or prospects of such Borrower and its Consolidated Subsidiaries considered as a whole or (ii) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted.

         Section 5.2 Corporate and Governmental Authorization: No Contravention. The execution, delivery and performance by such Borrower of this Agreement and each other Loan Document are within such Borrower's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any Governmental Authority and do not contravene, or constitute a default under, any provision of applicable Law or of the Organization Documents of such Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon such Borrower or any of its Subsidiaries.

         Section 5.3 Binding Effect. This Agreement constitutes a valid and binding agreement of such Borrower and each other Loan Document, when executed and delivered buy such Borrower in accordance with this Agreement, will constitute a valid and binding obligation of such Borrower, in each case enforceable in accordance with its terms.

         Section  5.4 Financial Information.

         (a) The Audited Financial Statements applicable to such Borrower (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present, in conformity with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly provided therein, (A) in the case of TMCC, the consolidated financial position of TMCC and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year and (B) in the case of TCPR, the financial position of TCPR as of such date and its results of operations and cash flow for such fiscal year.

         (b) Since the date of the Audited Financial Statements, there has been no material adverse change in the business, financial position, results of operations or prospects of such Borrower and its Consolidated Subsidiaries, considered as a whole.

         Section 5.5 Litigation. There is no action, suit or proceeding pending against, or to the knowledge of such Borrower threatened against or affecting, such Borrower or any of its Subsidiaries before any court, arbiter, or Governmental Authority in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of such Borrower and its Subsidiaries, considered as a whole, or which in any manner draws into question the validity of this Agreement or any Loan Document.

         Section 5.6 Compliance with ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA, the Internal Revenue Code and the Puerto Rico Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan,
(ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

         Section 5.7 Taxes. Such Borrower and its Subsidiaries have filed all income tax returns required to be filed under the Code and the Puerto Rico Code and all other material tax returns which are required to be filed by them and have paid all taxes, assessments, fees and other governmental charges due pursuant to such returns or pursuant to any assessment received by such Borrower or any Subsidiary. The charges, accruals and reserves on the books of such Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of such Borrower, adequate.

         Section 5.8 Subsidiaries. (a) In respect of TMCC, each of TMCC's Subsidiaries is a Person duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, and has all organizational powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. (b) In respect of TCPR, TCPR does not have any Subsidiaries.

         Section 5.9 Not an Investment Company. Such Borrower is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         Section 5.10 Disclosure. All information heretofore furnished by such Borrower to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by such Borrower to the Administrative Agent or any Lender will be, true, accurate and complete in all material respects on the date as of which such information is stated or certified.


                                   ARTICLE VI

                                    COVENANTS

         Each Borrower agrees that, so long as any Lender has any Commitment hereunder to such Borrower or any Loan or any Obligation of such Borrower hereunder shall remain unpaid or unsatisfied:

         Section 6.1 Information. Such Borrower will deliver to the Administrative Agent and each of the Lenders:

         (a) as soon as available and in any event within 120 days after the end of each fiscal year of such Borrower, a consolidated balance sheet of such Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of nationally recognized standing;

         (b) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of such Borrower, a consolidated balance sheet of such Borrower and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income and cash flows for such quarter and for the portion of such Borrower's fiscal year ended at the end of such quarter setting forth in the case of such statements of income and cash flow in comparative form the figures for the corresponding quarter and the corresponding portion of such Borrower's fiscal year;

         (c) simultaneously with the delivery of each set of financial statements referred to in subsection (a) above, a Compliance Certificate;

         (d) within 5 days after any officer of such Borrower obtains knowledge of any Default in respect of such Borrower, if such Default is then continuing, a certificate of the chief financial officer or the chief accounting officer of such Borrower setting forth the details thereof and the action which such Borrower is taking or proposes to take with respect thereto;

         (e) promptly after the same are available, copies of all annual registration statements (other than exhibits thereto, pricing supplements and any registration statements (x) on Form S-8 or its equivalent or (y) in connection with asset securitization transactions) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which such Borrower shall have filed with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

         (f) within 15 days after any officer of such Borrower at any time obtains knowledge that any representation or warranty set forth in Section 5.6 would not be true if made at such time, a certificate of the chief financial officer or the chief accounting officer of such Borrower setting forth the details thereof and the action which such Borrower is taking or proposes to take with respect thereto; and

         (g) from time to time such additional information regarding the financial position or business of such Borrower and its Subsidiaries as the Administrative Agent, at the request of any Lender, may reasonably request.

         Documents required to be delivered pursuant to Section 6.1(a), (b) or
(e) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which such Borrower posts such documents, or provides a link thereto on such Borrower's website on the Internet at the website address listed on Schedule 9.2; or (ii) on which such documents are posted on such Borrower's behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) such Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests such Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and
(ii) such Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent, which shall notify the Lenders, of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by any Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

         Section  6.2 Maintenance of Property; Insurance.

         (a) Such Borrower will keep, and will cause each Significant Subsidiary to keep, all material property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

         (b) Such Borrower will maintain, and will cause each Significant Subsidiary to maintain, with financially sound and reputable insurance companies insurance in at least such amounts and against at least such risks (and with such risk retention) as are usually insured against by companies of established repute engaged in the same or similar business as such Borrower or such Significant Subsidiary, and such Borrower will promptly furnish to the Administrative Agent and the Lenders such information as to insurance carried as may be reasonably requested in writing by the Administrative Agent.

         Section 6.3 Conduct of Business and Maintenance of Existence. Such Borrower will continue, and will cause each Significant Subsidiary to continue, to engage in business of the same general type as conducted by such Borrower and its Significant Subsidiaries on the Closing Date, and will preserve, renew and keep in full force and effect, and will cause each Significant Subsidiary to preserve, renew and keep in full force and effect, their respective corporate existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing in this
Section 6.3 shall prohibit (i) any merger or consolidation involving such Borrower which is permitted by Section 6.6, (ii) the merger of a Significant Subsidiary into such Borrower or the merger or consolidation of a Significant Subsidiary with or into another Person if the corporation surviving such consolidation or merger is a Significant Subsidiary and if, in each case, after giving effect thereto, no Default with respect to such Borrower shall have occurred and be continuing or (iii) the termination of the corporate existence of any Significant Subsidiary if such Borrower in good faith determines that such termination is in the best interest of such Borrower and is not materially disadvantageous to the Lenders.

         Section 6.4 Compliance with Laws. Such Borrower will comply, and cause each Significant Subsidiary to comply, in all material respects with all applicable Laws (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings.

         Section 6.5 Negative Pledge. Such Borrower will not pledge or otherwise subject to any lien any property or assets of such Borrower unless the Loans and the Obligations of such Borrower under this Agreement are secured by such lien equally and ratably with all other obligations secured thereby so long as such other obligations shall be so secured; provided, however, that such covenant will not apply to liens securing obligations which do not in the aggregate at anyone time outstanding exceed 20% of Net Tangible Assets (as defined below) of such Borrower and it Consolidated Subsidiaries and also will not apply to:

         (a) the pledge of any assets of such Borrower to secure any financing by such Borrower of the exporting of goods to or between, or the marketing thereof in, jurisdictions other than the United States and Puerto Rico in connection with which such Borrower reserves the right, in accordance with customary and established banking practice, to deposit, or otherwise subject to a lien, cash, securities or receivables, for the purpose of securing banking accommodations or as the basis for the issuance of bankers' acceptances or in aid of other similar borrowing arrangements;

         (b) the pledge of receivables of such Borrower payable in currencies other than United States dollars to secure borrowings in jurisdictions other than the United States and Puerto Rico;

         (c) any deposit of assets of such Borrower in favor of any governmental bodies to secure progress, advance or other payments under a contract or statute;

         (d) any lien or charge on any property of such Borrower, tangible or intangible, real or personal, existing at the time of acquisition or construction of such property (including acquisition through merger or consolidation) or given to secure the payment of all or any part of the purchase or construction price thereof or to secure any indebtedness incurred prior to, at the time of, or within one year after, the acquisition or completion of construction thereof for the purpose of financing all or any part of the purchase or construction price thereof;

         (e) bankers' liens or rights of offset;

         (f) any lien securing the performance of any contract or undertaking not directly or indirectly in connection with the borrowing of money, obtaining of advances or credit or the securing of debt, if made and continuing in the ordinary course of business;

         (g) any lien to secure nonrecourse obligations in connection with such Borrower's engaging in leveraged or single-investor lease transactions;

         (h) any lien to secure payment obligations with respect to (x) rate swap transactions, swap options, basis swaps, forward rate transactions, commodity swaps, commodity options, equity or equity index swaps, equity or equity index options, bond options, interest rate options, foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, credit protection transactions, credit swaps, credit default swaps, credit default options, total return swaps, credit spread transactions, repurchase transactions, reverse repurchase transactions, buy/sell-back transactions, securities lending transactions, weather index transactions, or forward purchases or sales of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions), or (y) transactions that are similar those described above; and

         (i) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any lien, charge or pledge referred to in the foregoing clauses (a) to (h), inclusive, of this Section 6.5; provided, however, that the amount of any and all obligations and indebtedness secured thereby shall not exceed the amount thereof so secured immediately prior to the time of such extension, renewal or replacement and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the charge or lien so extended, renewed or replaced (plus improvements on such property).

         "Net Tangible Assets" means, with respect to any Borrower, the aggregate amount of assets (less applicable reserves and other properly deductible items) of such Borrower and its Consolidated Subsidiaries after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles of such Borrower and its Consolidated Subsidiaries, all as set forth on the most recent balance sheet of such Borrower and its Consolidated Subsidiaries prepared in accordance with GAAP.

         Section 6.6 Consolidations. Mergers and Sales of Assets. (a) Such Borrower shall not consolidate with or merge into any other Person or convey, transfer or lease (whether in one transaction or in a series of transactions) all or substantially all of its properties and assets to any Person, unless:

                  (i) the Person formed by such consolidation or into which such Borrower is merged or the Person which acquires by conveyance or transfer, or which leases, all or substantially all of the properties and assets of such Borrower shall be a Person organized and existing under the Laws of the United States of America, any State thereof, the District of Columbia or Puerto Rico (the "Successor Corporation") and shall expressly assume, by an amendment or supplement to this Agreement, signed by such Borrower and such Successor Corporation and delivered to the Administrative Agent, such Borrower's obligation with respect to the due and punctual payment of the principal of and interest on all the Loans made to such Borrower and the due and punctual payment of all other Obligations payable by such Borrower hereunder and the performance or observance of every covenant herein on the part of such Borrower to be performed or observed;

                  (ii) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of such Borrower as a result of such transaction as having been incurred by such Borrower at the time of such transaction, no Default with respect to such Borrower shall have happened and be continuing;

                  (iii) if, as a result of any such consolidation or merger or such conveyance, transfer or lease, properties or assets of such Borrower would become subject to a mortgage, pledge, lien, security interest or other encumbrance which would not be permitted by Section
         6.5 hereof, such Borrower or the Successor Corporation, as the case may be, takes such steps as shall be necessary effectively to secure the Loans and the Obligations of such Borrower under this Agreement equally and ratably with (or prior to) all indebtedness secured thereby; and

                  (iv) such Borrower has delivered to the Administrative Agent a certificate signed by an executive officer and a written opinion or opinions of counsel satisfactory to the Administrative Agent (who may be counsel to such Borrower), each stating that such amendment or supplement to this Agreement complies with this Section 6.6 and that all conditions precedent herein provided for relating to such transaction have been complied with.

         (b) Upon any consolidation or merger or any conveyance, transfer or lease of all or substantially all of the properties and assets of such Borrower in accordance with Section 6.6(a), the Successor Corporation shall succeed to, and be substituted for, and may exercise every right and power of, such Borrower under this Agreement and the Loans with the same effect as if the Successor

Corporation had been named as a Borrower therein and herein, and thereafter, such Borrower, except in the case of a lease of such Borrower's properties and assets, shall be released from its liability as obligor on any of the Loans and under this Agreement.

         Section 6.7 Use of Proceeds. The proceeds of the Loans made under this Agreement will be used by such Borrower for its general corporate purposes including, without limitation, the refunding of its maturing commercial paper. None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate of buying or carrying any "margin stock" within the meaning of Regulation U. During the Tranche A Availability Period and the Tranche B Availability Period, as applicable, subject to the other terms and conditions of this Agreement, such Borrower may request and use the proceeds of Loans of one Type to repay outstanding Loans of another Type.


                                   ARTICLE VII

                                    DEFAULTS

         Section 7.1 Events of Default. If one or more of the following events ("Events of Default") shall have occurred and be continuing with respect to a
Borrower:

         (a) such Borrower shall fail to pay when due any principal of any Loan made to it or shall fail to pay within 5 days of the due date thereof any interest on any Loan, any fees or any other amount payable by it hereunder;

         (b) such Borrower shall fail to observe or perform any covenant contained in Section 6.5, Section 6.6 or Section 6.7;

         (c) such Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for 30 days after notice thereof has been given to such Borrower by the Administrative Agent at the request of any Lender;

         (d) any representation, warranty, certification or statement made by such Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

         (e) indebtedness for borrowed money of such Borrower or any of its Subsidiaries in an aggregate amount in excess of $50,000,000 shall not be paid when due or shall be accelerated prior to its stated maturity date and, within 10 days after written notice thereof is given to such Borrower by the Administrative Agent, such indebtedness shall not be discharged or such acceleration shall not be rescinded or annulled;

         (f) such Borrower or any Significant Subsidiary of such Borrower shall commence or consent to the commencement of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding;

         (g) any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $10,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of
Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $50,000,000;

         (h) judgments or orders for the payment of money in excess of $50,000,000 in the aggregate shall be rendered against such Borrower or any Significant Subsidiary of such Borrower and such judgments or orders shall continue unsatisfied and unstayed for a period of 30 days; or

         (i) such Borrower shall cease to be a TMC Consolidated Subsidiary;

then, and in every such event, the Administrative Agent shall, at the request of, or may, with the consent of, the applicable Required Lenders and after notice to the applicable Borrower (i) terminate the commitment of each Lender to make Loans to such Borrower, and they shall thereupon terminate, and (ii) declare the unpaid principal amount of all outstanding Loans made to such Borrower, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document by such Borrower to be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Borrower; provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans to such Borrower shall automatically terminate, the unpaid principal amount of all outstanding Loans made to such Borrower and all interest and other amounts as aforesaid shall automatically become due and payable.

         Section 7.2 Application of Funds. After the exercise of remedies provided for in Section 7.1 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations of any Borrower shall be applied by the Administrative Agent in the following order:

         First, to payment of that portion of the Obligations of such Borrower constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

         Second, to payment of that portion of the Obligations of such Borrower constituting fees, indemnities and other amounts (other than principal and interest) payable to the appropriate Lenders (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

         Third, to payment of that portion of the Obligations of such Borrower constituting accrued and unpaid interest on the Loans, ratably among the appropriate Lenders in proportion to the respective amounts described in this clause Third payable to them;

         Fourth, to payment of that portion of the Obligations of such Borrower constituting unpaid principal of the Loans, ratably among the appropriate Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

         Last, the balance, if any, after all of the Obligations of such Borrower have been indefeasibly paid in full, to such Borrower or as otherwise required by Law.

                                  ARTICLE VIII

                            THE ADMINISTRATIVE AGENT


         Section 8.1 Appointment and Authorization of Administrative Agent. Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

         Section 8.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

         Section 8.3 Liability of Administrative Agent. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Borrower or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Borrower or any Affiliate thereof.

         Section 8.4 Reliance by Administrative Agent.

         (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the applicable Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the applicable Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

         (b) For purposes of determining compliance with the conditions specified in Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
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
         Section 8.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or a Borrower referring to this Agreement, describing such Default and stating that such notice is a "notice of default." The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default as may be directed by the applicable Required Lenders in accordance with Article VII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Lenders.

         Section 8.6 Credit Decision; Disclosure of Information by Administrative Agent. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender acknowledges that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to a Borrower hereunder. Each Lender also acknowledges that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any of its Affiliates which may come into the possession of any Agent-Related Person.

         Section 8.7 Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of the Borrowers and without limiting the obligation of the Borrowers to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person's own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the applicable Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrowers. The undertaking in this Section shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

         Section 8.8 Administrative Agent in its Individual Capacity. CUSA and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each Borrower and its Affiliates as though CUSA were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, CUSA or its Affiliates may receive information regarding a Borrower or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of a Borrower or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, CUSA shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and the terms "Lender" and "Lenders" include CUSA in its individual capacity.

         Section 8.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days' notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be consented to by the Borrowers in writing at all times other than during the existence of an Event of Default (which consent of the Borrowers shall not be unreasonably withheld). If no successor administrative agent is so appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrowers, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term "Administrative Agent" shall mean such successor administrative agent, and the retiring Administrative Agent's appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article VIII and Sections 9.4 and
9.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

         Section 8.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to a Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on such Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

         (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing by such Borrower and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.8 and Section 9.4) allowed in such judicial proceeding; and

         (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.8 and Section 9.4. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

         Section 8.11 Other Agents, Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a "syndication agent," "documentation agent," "co-agent," "book manager," "lead manager," "arranger," "lead arranger" or "co-arranger" shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

                                   ARTICLE IX

                                  MISCELLANEOUS

         Section 9.1 Amendments, Etc. Except as otherwise set forth in the last sentence of this Section, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower therefrom, shall be effective unless in writing signed by the applicable Required Lenders and the applicable Borrower, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

         (a) waive any condition set forth in Section 4.1(a) without the written consent of each Lender;

         (b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 7.1) without the written consent of such Lender;

         (c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

         (d) reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the applicable Required Lenders shall be necessary to amend the definition of "Default Rate" or to waive any obligation of any Borrower to pay interest at the Default Rate;

         (e) change Section 2.12 or Section 7.2 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each affected Lender;

         (f) change any provision of this Section or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, any amendment or waiver of any term of any Money Market Loan (except the increase in the principal amount thereof or the extension of any Interest Period until after the Revolving Maturity Date applicable to the Borrower of such Loan) made by a Lender hereunder shall be effective if signed by such Lender and the applicable Borrower and acknowledged by the Administrative Agent and (ii) no Defaulting

Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

         Section 9.2 Notices and Other Communications; Facsimile Copies.

         (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to subsection
(c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

                  (i) if to a Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 9.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

                  (ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrowers and the Administrative Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and
(ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Administrative Agent pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

         (b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on the Borrowers, the Administrative Agent and the Lenders. The Borrowers may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

         (c) Limited Use of Electronic Mail. Electronic mail and Internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information as provided in Section 6.1, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.
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         (d) Reliance by Administrative Agent and Lenders. The Administrative
Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of a Responsible Officer of a Borrower or any other Person designated in writing by a Responsible Officer of a Borrower to the Administrative Agent even if (i) such notices were not otherwise made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Responsible Officer of a Borrower or any other Person designated in writing by a Responsible Officer of a Borrower to the Administrative Agent. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

         Section 9.3 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

         Section 9.4 Attorney Costs, Expenses and Taxes. The Borrowers agree (a) to pay or reimburse the Administrative Agent for all costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse the Administrative Agent and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any "workout" or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search and filing charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender. All amounts due under this Section 9.4 shall be payable within ten Business Days after delivery to the Borrowers of a certificate setting forth in reasonable detail the basis for the amounts demanded. The agreements in this Section shall survive the termination of the Aggregate Commitments and repayment of all other Obligations.

         Section 9.5 Indemnification by the Borrowers. Whether or not the transactions contemplated hereby are consummated, the Borrowers shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or the use or proposed use of the proceeds therefrom, or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this
Section 9.5 shall be payable within 10 Business Days after the Borrowers receive demand therefor setting forth in reasonable detail the basis for such demand. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. Notwithstanding the foregoing, the Borrowers shall not, in connection with any single proceeding or series of related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm or internal legal department (in addition to any local counsel) for all Indemnitees, such firm or internal legal department to be selected by the Administrative Agent; provided that if an Indemnitee shall have reasonably concluded that (i) there may be legal defenses available to it which are different from or additional to those available to other Indemnitees and may conflict therewith or (ii) the representation of such Indemnitee and the other Indemnitees by the same counsel would otherwise be inappropriate under applicable principles of professional responsibility, such Indemnitee shall have the right to select and retain separate counsel to represent such Indemnitee in connection with such proceeding(s) at the expense of the Borrowers.

         Section 9.6 Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises any right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

         Section 9.7 Successors and Assigns..

         (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

         (b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Committed Loans at the time owing to
it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Committed Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund (as defined in subsection (f) of this Section) with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Committed Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $10,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing in respect of such Borrower, the applicable Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Committed Loans or the Commitment assigned; (iii) any assignment of a Commitment must be approved by the Administrative Agent (which approval shall not be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself a Lender or an Affiliate of a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.1, 3.4, 3.5, 9.4 and 9.5 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section. If the Eligible Assignee is required to deliver documents pursuant to Section 9.15, it shall deliver those documents to the applicable Borrower and the Administrative Agent in accordance with Section 9.15.

         (c) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent's Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

         (d) Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or a Borrower or any of the Borrowers' Affiliates) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 9.1 that directly affects such Participant. Subject to subsection (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.1, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 9.9 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.
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
         (e) A Participant shall not be entitled to receive any greater payment under Section 3.1 or Section 3.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of the participation to such Participant is made with the Borrowers' prior written consent. A Participant shall not be entitled to the benefits of Section 3.1 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of each Borrower, to comply with Section 9.15 as though it were a Lender.

         (f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

         (g) As used herein, the following terms have the following meanings:

         "Eligible Assignee" means (a) a Lender; (b) an Affiliate of a Lender;
         (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and (ii) unless an Event of Default with respect to such Borrower has occurred and is continuing, the applicable Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, "Eligible Assignee" shall not include a Borrower or any of the Borrowers' Affiliates.

         "Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

         "Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

         Section 9.8 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable Laws or by any subpoena or similar legal process; (d) to any other party to this Agreement;
(e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty's or prospective counterparty's professional advisor) to any credit derivative transaction relating to obligations of a Borrower; (g) with the consent of the applicable Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than a Borrower; or (i) to the National Association of Insurance Commissioners or any other similar organization. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Loans. For the purposes of this Section, "Information" means all information received from a Borrower relating to such Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by such Borrower; provided that, in the case of information received from a Borrower after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything herein to the contrary, "Information" shall not include, and the Administrative Agent and each Lender may disclose without limitation of any kind, any information with respect to the "tax treatment" and "tax structure" (in each case, within the meaning of Treasury Regulation Section 1.6011-4) that are provided to the Administrative Agent or such Lender relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans and transactions contemplated hereby.

         Section 9.9 Set-off. Upon the occurrence and during the continuance of any Event of Default with respect to a Borrower, nothing in this Agreement shall preclude any Lender, at any time and from time to time, from exercising any right of set off, counterclaim, or other rights it may have otherwise than under this Agreement and or from applying amounts realized against any and all Obligations owing by such Borrower to such Lender hereunder or under any other Loan Document, now or hereafter existing. Each Lender agrees promptly to notify the applicable Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

         Section 9.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the "Maximum Rate"). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower.
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         Section 9.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         Section 9.12 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

         Section 9.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

         Section 9.14 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         Section 9.15 Tax Forms.

         (a) (i) Each Tranche A Lender that is not a "United States person" within the meaning of Section 7701(a)(30) of the Code (a "Foreign Lender") shall deliver to the Administrative Agent, prior to becoming a party to this Agreement (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Lender by TMCC pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by TMCC pursuant to this Agreement) or such other evidence satisfactory to TMCC and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, U.S. withholding tax, including any exemption pursuant to
Section 881(c) of the Code. Thereafter and from time to time, each such Foreign

Lender shall (A) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States Laws and regulations to avoid, or such evidence as is satisfactory to TMCC and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by TMCC pursuant to this Agreement, (B) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that TMCC make any deduction or withholding for taxes from amounts payable to such Foreign Lender.

         (ii) As of the date that each Lender becomes a Tranche B Lender under this Agreement, each such Lender represents and warrants to the Administrative Agent and each Borrower that it is an Exempt Lender and agrees that, if Puerto Rico or United States taxing authorities at any time after the date of this Agreement require that such Lender deliver any certificate, statement or form as a condition to exemption from, or reduction of, withholding taxes under the Puerto Rico Code or the Code on any payments by TCPR to such Lender under this Agreement, such Lender shall deliver such certificate, statement or form to the Administrative Agent prior to becoming a party to this Agreement (or upon accepting an assignment of an interest herein). Thereafter and from time to time, each such Lender shall (A) promptly submit to the Administrative Agent such duly completed and signed certificates, statements or forms as shall be adopted from time to time by the relevant Puerto Rico or United States taxing authorities and such other evidence as is satisfactory to TCPR and the Administrative Agent of any available exemption from, or reduction of, Puerto Rico and United States withholding taxes in respect of all payments to be made to such Lender by TCPR pursuant to this Agreement, (B) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that TCPR make any deduction or withholding for taxes from amounts payable to such Lender.

                  (iii) Each Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to the Administrative Agent on the date when such Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the certificates, statements or forms required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not, in the case of a Tranche A Lender, subject to United States withholding tax or, in the case of a Tranche B Lender, subject to Puerto Rico or United States withholding tax and (B) any information such Lender chooses to transmit with such certificates, statements or forms, and any other certificate or statement of exemption required under the Code or, in the case of a Tranche B Lender, Puerto Rico, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

                  (iv) No Borrower shall be required to pay any additional amount to any Lender under Section 3.1 (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits pursuant to this Section 9.15(a) or (B) if such Lender shall have failed to satisfy the foregoing provisions of this Section 9.15(a); provided that if such Lender shall have satisfied the requirement of this Section 9.15(a) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 9.15(a) shall relieve such Borrower of its obligation to pay any amounts pursuant to Section 3.1 in the event that, as a result of any change in any applicable Law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate.

                  (v) The Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which a Borrower is not required to pay additional amounts under this Section 9.15(a).

         (b) Upon the request of the Administrative Agent, each Lender that is a "United States person" within the meaning of Section 7701(a)(30) of the Code shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9. If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

         (c) If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent. The obligation of the Lenders under this Section shall survive the termination of the Aggregate Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

         Section 9.16 Replacement of Lenders. Under any circumstances set forth herein providing that a Borrower shall have the right to replace a Lender as a party to this Agreement, such Borrower may, upon notice to such Lender and the Administrative Agent, replace such Lender by causing such Lender to assign its Commitment (with the assignment fee to be paid by such Borrower in such instance) pursuant to Section 9.7(b) to one or more other Lenders or Eligible Assignees procured by such Borrower; provided, however, that if such Borrower elects to exercise such rights with respect to any Lender pursuant to Section 3.6(c), it shall be obligated to replace all Lenders that have made similar requests for compensation pursuant to Section 3.1 or 3.4. The applicable Borrower shall (y) pay in full all principal, interest, fees and other amounts owing to such Lender through the date of replacement (including any amounts payable pursuant to Section 3.5) and (z) release such Lender from its obligations under the Loan Documents. Any Lender being replaced shall execute and deliver an Assignment and Assumption with respect to such Lender's Commitment and outstanding Loans.

         Section 9.17 Governing Law.

         (a) THIS AGREEMENT SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

         (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE COUNTY OF NEW YORK IN THE CITY OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

         Section 9.18 Patriot Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that, pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26,
2001)) (the "Act"), it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Agent, as applicable, to identify such Loan Party in accordance with the Act.

         Section 9.19 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                         TOYOTA MOTOR CREDIT CORPORATION

                         By: /s/ George E. Borst

                         Name: George E. Borst

                         Title:  President and Chief Executive Officer



                         TOYOTA CREDIT DE PUERTO RICO CORP.

                         By: /s/ George E. Borst

                         Name: George E. Borst

                         Title:  President and Chief Executive Officer

                         CITICORP USA, INC., as
                         Administrative Agent and a Lender

                         By: /s/ Carolyn A. Kee

                         Title: Vice President

                         BANK OF AMERICA, N.A., as
                         Syndication Agent and a Lender

                         By: /s/ Alan H. Roche

                         Title: Managing Director

                         THE BANK OF TOKYO-MITSUBISHI, LTD.,
                         as Documentation Agent and a Lender

                         By: /s/ Kazunori Kano

                         Title: Deputy General Manager

                        BNP PARIBAS, as
                        Documentation Agent and a Lender

                        By: /s/ Pierre-Nicholas Rogers

                        Title: Managing Director



                        By: /s/ Sandra Bertram

                        Title: Vice President

                        JPMORGAN CHASE/BANK One, as
                        Documentation Agent and a Lender

                        By: /s/ Frances L. Bonham

                        Title: Managing Director

                        DEUTSCHE BANK AG NEW YORK BRANCH, as
                        Senior Managing Agent and a Lender

                        By: /s/ Hans-Josef Thiele

                        Title:  Director

                        By: /s/ Christian Dallwitz

                        Title:  Director

                        HSBC BANK USA, as
                        Senior Managing Agent and a Lender

                        By: /s/ Christopher Samms

                        Title: Senior Vice President

                        SUMITOMO MITSUI BANKING CORPORATION, as
                        Senior Managing Agent and a Lender

                        By: /s/ Masahiko Oshima

                        Title: General Manager

                        UFJ BANK LIMITED, as
                        Senior Managing Agent and a Lender

                        By: /s/ Takatoshi Haruna

                        Title: General Manager

                        ROYAL BANK OF CANADA, as
                        Senior Managing Agent and a Lender

                        By:  /s/ Barton Lund

                        Title: Authorized Signatory

                        WACHOVIA BANK, NATIONAL ASSOCIATION, as
                        Senior Managing Agent and a Lender

                        By:  /s/ Jeff McCoy

                        Title:  Director

                        ROYAL BANK OF SCOTLAND PLC, as
                        Senior Managing Agent and a Lender

                        By:  /s/ Frank Guerra

                        Title: Senior Vice President

                        ABN AMRO BANK N.V., as
                        Managing Agent and a Lender

                        By: /s/ Terrence Ward

                        Title: Managing Director

                        By: /s/ Pradeep Bhatia

                        Title: Vice President

                        BARCLAYS BANK PLC, as
                        Managing Agent and a Lender

                        By: /s/ Alison A. McGuigan

                        Title: Associate Director

                        CREDIT SUISSE FIRST BOSTON, as
                        Managing Agent and a Lender

                        By: /s/ Mark E. Gleason

                        Title:  Director

                        By: /s/ Mikhail Faybusovich

                        Title:  Associate

                        DRESDNER BANK AG, NEW YORK BRANCH, as
                        Managing Agent and a Lender

                        By: /s/ Joseph M. Mormak

                        Title: Vice President

                        By: /s/ Brian Schneider

                        Title: Vice President

                        ING LUXEMBOURG S.A., as
                        Managing Agent and a Lender

                        By: /s/ Vincent Vermeire

                        Title:  Head of Corporate & Inst. Banking

                        By: /s/ Alexandre Cayphas

                        Title:  Corporate Product Manager

                        LEHMAN BROTHERS BANK FSB, as
                        Managing Agent and a Lender

                        By: /s/ Gary T. Taylor

                        Title: Senior Vice President

                        MERRILL LYNCH BANK USA, as
                        Managing Agent and a Lender

                        By:  /s/ Derek Befus

                        Title: Vice President

                        MIZUHO CORPORATE BANK LTD., as
                        Managing Agent and a Lender

                        By: /s/ Shinji Yamada

                        Title: Joint General Manager

                        MORGAN STANLEY BANK, as
                        Managing Agent and a Lender

                        By: /s/ Daniel Twenge

                        Title: Vice President

                        UBS LOAN FINANCE LLC, as
                        Managing Agent and a Lender

                        By: /s/ Edward Cripps

                        Title:  Director

                        By: /s/ Marie A. Haddad

                        Title: Associate Director

                        BANCO SANTANDER, as
                        Lender

                        By: /s/ Ignacio Campillo

                        Title: Executive Director

                        By:  Jesus Lopez

                        Title: Vice President

                        BANCO POPULAR DE PUERTO RICO, as
                        Lender

                        By: /s/ Hector J. Gonzalez

                        Title: Vice President

                        THE BANK OF NOVA SCOTIA,
                        as Lender

                        By:  /s/ N. Bell

                        Title:  Sr. Manager

                        COMERICA BANK,
                        as Lender

                        By:  /s/ Toru Ogura

                        Title: Vice President

                        THE BANK OF NEW YORK,
                        as Lender

                        By: /s/ Robert Besser

                        Title: Vice President

                        FIFTH THIRD BANK,
                        as Lender

                        By: /s/ Gary S. Losey

                        Title: AVP Relationship Manager

                        MELLON BANK, N.A.,
                        as Lender

                        By: /s/ David B. Wirl

                        Title: Vice President

                        PNC BANK, N.A.
                        as Lender

                        By: /s/ Philip K. Liebscher

                        Title: Vice President

                                                                    SCHEDULE 2.1

                                   COMMITMENTS
                               AND PRO RATA SHARES

             Lender                 Tranche A Commitment    Tranche B Commitment   Pro Rata Share    Pro Rata Share
                                                                                    of Tranche A      of Tranche B
---------------------------------- ----------------------- ----------------------- ---------------- ------------------

Citicorp USA, Inc.                             $283,856,034.00     $13,643,966.00       10.26%           10.26%

Bank of America, N.A.                          $283,856,034.00     $13,643,966.00       10.26%           10.26%

The Bank of Tokyo-Mitsubishi,                  $190,827,586.00      $9,172,414.00        6.90%            6.90%
Ltd.

BNP Paribas                                    $190,827,586.00      $9,172,414.00        6.90%            6.90%

JPMorgan Chase Bank                            $190,827,586.00      $9,172,414.00        6.90%            6.90%

Deutsche Bank AG New York Branch                $95,413,793.00      $4,586,207.00        3.45%            3.45%

HSBC Bank USA                                   $95,413,793.00      $4,586,207.00        3.45%            3.45%

Sumitomo Mitsui Banking                         $95,413,793.00      $4,586,207.00        3.45%            3.45%
Corporation

UFJ Bank Limited                                $95,413,793.00      $4,586,207.00        3.45%            3.45%

Royal Bank of Canada                            $95,413,793.00      $4,586,207.00        3.45%            3.45%

Royal Bank of Scotland PLC                      $95,413,793.00      $4,586,207.00        3.45%            3.45%

Wachovia Bank, National                         $95,413,793.00      $4,586,207.00        3.45%            3.45%
Association

ABN AMRO Bank N.V.                              $71,560,345.00      $3,439,655.00        2.59%            2.59%

Barclays Bank                                   $71,560,345.00      $3,439,655.00        2.59%            2.59%

Credit Suisse First Boston                      $71,560,345.00      $3,439,655.00        2.59%            2.59%

Dresdner Bank AG, New York Branch               $71,560,345.00      $3,439,655.00        2.59%            2.59%

ING Luxembourg S.A.                             $71,560,345.00      $3,439,655.00        2.59%            2.59%

Lehman Brothers Bank FSB                        $71,560,345.00      $3,439,655.00        2.59%            2.59%

Merrill Lynch Bank USA                          $71,560,345.00      $3,439,655.00        2.59%            2.59%
                                                          1

Mizuho Corporate Bank Ltd.                      $71,560,345.00      $3,439,655.00        2.59%            2.59%

Morgan Stanley Bank                             $71,560,345.00      $3,439,655.00        2.59%            2.59%

UBS Loan Finance LLC                            $71,560,345.00      $3,439,655.00        2.59%            2.59%

Banco Santander Central Hispano,                $47,706,897.00      $2,293,103.00        1.72%            1.72%
New York Branch

Banco Popular de Puerto Rico                    $33,394,828.00      $1,605,172.00        1.21%            1.21%

The Bank of Nova Scotia                         $33,394,828.00      $1,605,172.00        1.21%            1.21%

Comerica Bank                                   $33,394,828.00      $1,605,172.00        1.21%            1.21%

The Bank of New York                            $23,853,448.00      $1,146,552.00        0.86%            0.86%

Fifth Third Bank                                $23,853,448.00      $1,146,552.00        0.86%            0.86%

Mellon Bank, N.A.                               $23,853,448.00      $1,146,552.00        0.86%            0.86%

PNC Bank, N.A.                                  $23,853,448.00      $1,146,552.00        0.86%            0.86%

Total                                        $2,767,000,000.00    $133,000,000.00      100.00%          100.00%



                                                          2

                                                                    SCHEDULE 9.2

                         ADMINISTRATIVE AGENT'S OFFICE,
                          CERTAIN ADDRESSES FOR NOTICES



BORROWER:



Toyota Motor Credit Corporation

Borrower's Address
(for all purposes)
Toyota Motor Credit Corporation
19001 South Western Avenue
P.O. Box 2991 Mail Stop NF-10 Torrance, Ca. 90509
Attention:  Jeff Carter, National Treasury Manager
Telephone: (310) 468-6197
Facsimile:  (310) 381-6655

(With a copy to):
Toyota Motor Credit Corporation
19001 South Western Avenue
P.O. Box 2991 Mail Stop NF-10 Torrance, Ca. 90509
Attention:  Janet Rydell, Cash Manager
Telephone: (310) 468-6176
Facsimile:  (310) 381-5219


Toyota Credit de Puerto Rico Corp.

Borrower's Address
(for all purposes)
Toyota Credit de Puerto Rico Corp.
c/o Toyota Motor Credit Corporation
Attn: Treasury
19001 South Western Avenue
P.O. Box 2991 Mail Stop NF-10 Torrance, Ca. 90509
Attention:  Jeff Carter, National Treasury Manager
Telephone: (310) 468-6197

Facsimile:  (310) 381-6655

(With a copy to):
Toyota Motor Credit Corporation
19001 South Western Avenue
P.O. Box 2991 Mail Stop NF-10 Torrance, Ca. 90509
Attention:  Janet Rydell, Cash Manager
Telephone: (310) 468-6176
Facsimile:  (310) 381-5219


ADMINISTRATIVE AGENT:

CITICORP USA, INC.

Administrative Agent's Office
(for Notices of Payments and Requests for Loans):
Citicorp USA, Inc.
Two Penns Way
New Castle, Delaware
Attention:
Telephone:        (302)
Facsimile:        (212)


(for Payments):


(Other Notices as Administrative Agent):

                                    EXHIBIT A

                          FORM OF COMMITTED LOAN NOTICE



                                                       Date:  ___________, _____
To:      Citicorp USA, Inc., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain 364 Day Credit Agreement, dated as of March 30, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined), among Toyota Motor Credit Corporation, a California corporation, Toyota Credit de Puerto Rico Corp., a corporation organized under the laws of Puerto Rico, the Lenders from time to time party thereto, Citicorp USA, Inc., as Administrative Agent, Citigroup Global Markets Inc. and Banc of America Securities LLC, as Joint Lead Arrangers and Joint Book Managers, Bank of America, N.A., as Syndication Agent, and The Bank of Tokyo-Mitsubishi, Ltd. and JPMorgan Chase Bank, N.A., as Documentation Agents.

         The undersigned hereby requests (select one):

           A Borrowing of Committed Loans  A conversion or continuation of Loans

         1. On (a Business Day).

         2. In the amount of $ .

         3. Comprised of .[Type of Committed Loan requested]

         4. For Eurodollar Rate Loans: with an Interest Period of months.

         [The Committed Borrowing requested herein complies with the proviso to the first sentence of Section 2.1[(a)][(b)] of the Agreement.]

                                            [TOYOTA MOTOR CREDIT CORPORATION]
                                            [TOYOTA CREDIT DE PUERTO RICO CORP.]



                                                     By:

                                                     Name:

                                                     Title:

                                      A-1
                          Form of Committed Loan Notice

                                    EXHIBIT B

                                  FORM OF NOTE


                                                                __________, 200_


FOR VALUE RECEIVED, the undersigned (the "Borrower"), hereby promises to pay, without setoff or counterclaim, to _____________________ or registered assigns (the "Lender"), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain 364 Day Credit Agreement, dated as of March 30, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined), among Toyota Motor Credit Corporation, a California corporation, Toyota Credit de Puerto Rico Corp., a corporation organized under the laws of Puerto Rico, the Lenders from time to time party thereto, Citicorp USA, Inc., as Administrative Agent, Citigroup Global Markets Inc. and Banc of America Securities LLC, as Joint Lead Arrangers and Joint Book Managers, Bank of America, N.A., as Syndication Agent, and The Bank of Tokyo-Mitsubishi, Ltd. and JPMorgan Chase Bank, N.A., as Documentation Agents.
                  The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent's Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

                  This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.


                                       B-1
                                  Form of Note

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

                                            [TOYOTA MOTOR CREDIT CORPORATION]
                                            [TOYOTA CREDIT DE PUERTO RICO CORP.]



                                                     By:

                                                     Name:

                                                     Title:



                                       B-2
                                  Form of Note

                     LOANS AND PAYMENTS WITH RESPECT THERETO


                                                                              Amount of        Outstanding
                                                                             Principal or       Principal
                       Type of Loan     Amount of Loan   End of Interest    Interest Paid      Balance This
       Date                Made              Made             Period          This Date            Date        Notation Made By
-------------------- ----------------- ----------------- ----------------- ----------------- ----------------- -----------------




















                                       B-3
                                  Form of Note

                                    EXHIBIT C

                         FORM OF COMPLIANCE CERTIFICATE





         As required by Section 6.1(c) of the 364 Day Credit Agreement, dated as of March 30, 2005, among Toyota Motor Credit Corporation, a California corporation, Toyota Credit de Puerto Rico Corp., a corporation organized under the laws of Puerto Rico, the Lenders from time to time party thereto, Citicorp USA, Inc., as Administrative Agent, Citigroup Global Markets Inc. and Banc of America Securities LLC, as Joint Lead Arrangers and Joint Book Managers, Bank of America, N.A., as Syndication Agent, and The Bank of Tokyo-Mitsubishi, Ltd. and JPMorgan Chase Bank, N.A., as Documentation Agents (the "Agreement"), I, __________________, do hereby certify that I am the chief financial officer of [Toyota Motor Credit Corporation] [Toyota Credit de Puerto Rico Corp.] (the "Company"), and further certify on behalf of the Company that, to the best of my knowledge, no Default (as defined in the Agreement) under the Agreement exists as of the date of this Certificate.


                Certified this _____ day of ______________, 200_





                                      Name:  ___________________________________


                                       C-1
                         Form of Compliance Certificate

                                    EXHIBIT D

                            ASSIGNMENT AND ASSUMPTION

         This Assignment and Assumption (this "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the "Assignor") and [Insert name of Assignee] (the "Assignee"). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

         For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor's rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and
(ii) to the extent permitted to be assigned under applicable Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at Law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the "Assigned Interest"). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

         1.       Assignor:                 ______________________________

         2.       Assignee:                 ______________________________ [and
                                            is an Affiliate/Approved Fund of
                                            [identify Lender]1]

         3. Borrower(s): [Toyota Motor Credit Corporation][Toyota Credit de Puerto Rico Corp.]

         4.                                 Administrative Agent:
                                            ______________________, as the
                                            administrative agent under the
                                            Credit Agreement

         5. Credit Agreement: 364 Day Credit Agreement, dated as of March 30, 2005, among Toyota Motor Credit Corporation, a California corporation, Toyota Credit de Puerto
                                            Rico Corp., a corporation organized
                                            under the laws of Puerto Rico, the
                                            Lenders from time to time party
                                            thereto, Citicorp USA, Inc., as
                                            Administrative Agent, Citigroup
_______________________
1 Select as applicable.
                                       D-1
                            Assignment and Assumption

                                            Global Markets Inc. and Banc of
                                            America Securities LLC, as Joint
                                            Lead Arrangers and Joint Book
                                            Managers, Bank of America, N.A., as
                                            Syndication Agent, and The Bank of
                                            Tokyo-Mitsubishi, Ltd. and JPMorgan
                                            Chase Bank, N.A., as Documentation
                                            Agents.

         6.                                 Assigned Interest:2

------------------------------ ------------------------------- ----------------------------- --------------------------
                                         Aggregate
                                         Amount of                      Amount of                   Percentage
                                       Tranche [A][B]                 Tranche [A][B]                Assigned of
     Facility Assigned:               Commitment/Loans               Commitment/Loans             Tranche [A][B]
   [Tranche A] [Tranche B]            for all Lenders*                  Assigned*                Commitment/Loans3

------------------------------ ------------------------------- ----------------------------- --------------------------
------------------------------ ------------------------------- ----------------------------- --------------------------
 Commitment/Committed Loans          $________________              $________________             ______________%
       being assigned
------------------------------ ------------------------------- ----------------------------- --------------------------

         [7.                              Trade Date:       __________________]4

Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

         The terms set forth in this Assignment and Assumption are hereby agreed to:

                                    ASSIGNOR
                                               [NAME OF ASSIGNOR]

                                               By: _____________________________
                                                   Title:

                                    ASSIGNEE
                                               [NAME OF ASSIGNEE]

                                               By: _____________________________
                                                   Title:

_______________________
* Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

2 The reference to "Loans" in the table should be used only if the Credit
  Agreement provides for Term Loans.

3 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

4 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
                                       D-2
                            Assignment and Assumption

[Consented to and]5 Accepted:

[NAME OF ADMINISTRATIVE AGENT], as
  Administrative Agent

By: _________________________________
    Title:

[Consented to:]6

By: _________________________________
    Title:
_______________________
5 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

6 To be added only if the consent of the applicable Borrower and/or other parties is required by the terms of the Credit Agreement.
                                       D-3
                            Assignment and Assumption

                                            ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

(364 DAY CREDIT AGREEMENT, DATED AS OF MARCH 30, 2005, AMONG TOYOTA MOTOR CREDIT
  CORPORATION, A CALIFORNIA CORPORATION, TOYOTA CREDIT DE PUERTO RICO CORP., A CORPORATION ORGANIZED UNDER THE LAWS OF PUERTO RICO, THE LENDERS FROM TIME TO
   TIME PARTY THERETO, CITICORP USA, INC., AS ADMINISTRATIVE AGENT, CITIGROUP GLOBAL MARKETS INC. AND BANC OF AMERICA SECURITIES LLC, AS JOINT LEAD ARRANGERS
 AND JOINT BOOK MANAGERS, BANK OF AMERICA, N.A., AS SYNDICATION AGENT, AND THE BANK OF TOKYO-MITSUBISHI, LTD. AND JPMORGAN CHASE BANK, N.A., AS DOCUMENTATION
                                    AGENTS)

                        STANDARD TERMS AND CONDITIONS FOR
                            ASSIGNMENT AND ASSUMPTION

                1. Representations and Warranties.

                1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim created by the Assignor and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document,
(ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Borrower or any of its Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Borrower or any of its Affiliates or any other Person of any of their respective obligations under any Loan Document.

                1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) attached hereto is any withholding tax documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and
(b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to

                                       D-4
                            Assignment and Assumption
make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

                2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

                3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the Law of the State of New York.


                                       D-5
                            Assignment and Assumption

                                    EXHIBIT E

                       FORM OF MONEY MARKET QUOTE REQUEST

                                                       Date:  ___________, _____
To:      Citicorp USA, Inc., as Administrative Agent

Ladies and Gentlemen:

         Reference is made to that certain 364 Day Credit Agreement, dated as of March 30, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined), among Toyota Motor Credit Corporation, a California corporation, Toyota Credit de Puerto Rico Corp., a corporation organized under the laws of Puerto Rico, the Lenders from time to time party thereto, Citicorp USA, Inc., as Administrative Agent, Citigroup Global Markets Inc. and Banc of America Securities LLC, as Joint Lead Arrangers and Joint Book Managers, Bank of America, N.A., as Syndication Agent, and The Bank of Tokyo-Mitsubishi, Ltd. and JPMorgan Chase Bank, N.A., as
Documentation Agents. The undersigned hereby requests Money Market Quotes for (select one):

  Money Market Absolute Rate for                       Money Market Margin for
  Money Market Absolute Rate Loans                     Money Market LIBOR Loans

         1. On (a Business Day).

         2. In the amount of $ _.

         3. For an Interest Period of _____________.

         The Money Market Loans for which Money Market Quotes are requested herein would comply with the proviso to the first sentence of Section 2.3(a) of the Agreement.


                                            [TOYOTA MOTOR CREDIT CORPORATION]

                                            [TOYOTA CREDIT DE PUERTO RICO CORP.]



                                                     By:

                                                     Name:

                                                     Title:


                                       E-1
                       Form of Money Market Quote Request

                                    EXHIBIT F

                   FORM OF INVITATION FOR MONEY MARKET QUOTES

                                                       Date:  ___________, _____
To:      Lenders party to the Agreement (as defined below)

Ladies and Gentlemen:

     Reference is made to that certain 364 Day Credit Agreement, dated as of March 30, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined), among Toyota Motor Credit Corporation, a California corporation, Toyota Credit de Puerto Rico Corp., a corporation organized under the laws of Puerto Rico, the Lenders from time to time party thereto, Citicorp USA, Inc., as Administrative Agent, Citigroup Global Markets Inc. and Banc of America Securities LLC, as Joint Lead Arrangers and Joint Book Managers, Bank of America, N.A., as Syndication Agent, and The Bank of Tokyo-Mitsubishi, Ltd. and JPMorgan Chase Bank, N.A., as Documentation Agents. On behalf of [TMCC][TCPR], you are invited to submit Money Market Quotes for (select one):

  Money Market Absolute Rate for                       Money Market Margin for
  Money Market Absolute Rate Loans                     Money Market LIBOR Loans

         1.       On _______________________________________ (a Business Day).

         2.       In the amount of $                                  _______.

         3. For an Interest Period of __________________.


         Please respond to this invitation by no later than [1 :00 p.m.] [9:00 a.m.] on [date].

                   CITICORP USA, INC., as Administrative Agent



                                            By:  __________________
                                                 Authorized Officer



                                       F-1
                   Form of Invitation for Money Market Quotes

                                    EXHIBIT G

                           FORM OF MONEY MARKET QUOTE

                                                       Date:  ___________, _____
To:      Citicorp USA, Inc., as Administrative Agent

Ladies and Gentlemen:

     Reference is made to that certain 364 Day Credit Agreement, dated as of March 30, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined), among Toyota Motor Credit Corporation, a California corporation, Toyota Credit de Puerto Rico Corp., a corporation organized under the laws of Puerto Rico, the Lenders from time to time party thereto, Citicorp USA, Inc., as Administrative Agent, Citigroup Global Markets Inc. and Banc of America Securities LLC, as Joint Lead Arrangers and Joint Book Managers, Bank of America, N.A., as Syndication Agent, and The Bank of Tokyo-Mitsubishi, Ltd. and JPMorgan Chase Bank, N.A., as Documentation Agents.

In response to your invitation on behalf of [TMCC][TCPR] dated
______________, 20__, we hereby make the following Money Market Quote on the following terms:

1.       Quoting Lender:                                ________________________

2.       Person to contact at Quoting Lender:  Name:    ________________________
         Tel:     ________________________
                                               Fax:     ________________________
                                               email:   ________________________

3.       Date of Borrowing:                            _______________________7

4. We hereby offer to make Money Market Loan(s) in the following principal amounts, for the following Interest Periods and at the following rates:

     Principal        Interest        [Money Market        [Absolute Rate 11   ]
     Amount8          Period9           Margin]10

_______________________
7 As specified in the related Invitation.

8 Principal amount bid for each Interest Period may not exceed principal amount requested. Specify aggregate limitation if the sum of the individual offer exceeds the amount the Lender is willing to lend. Bids must be made for $5,000,000 or larger multiple of $1,000,000.

                                       G-1
                           Form of Money Market Quote

$
$


         The Money Market Loans for which Money Market Quotes are submitted herein comply with the requirements of the Agreement.

         We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Agreement, irrevocably obligates us to make the Money Market Loan(s) for which any offer(s) are accepted, in whole or in part.

                                                     Very truly yours,

                                                    [NAME OF LENDER]



Dated: __________________                            By: __________________
                                                            Authorized Officer


_______________________
9 Not less than one month or not less than 14 days, as specified in the related
  Invitation.  No more than five bids are permitted for each Interest Period

10 Margin  over or under  the  Eurodollar  Rate  determined  for the  applicable
   Interest Period. Specify percentage (to the nearest 1/100,000 of 1%) and specify whether "PLUS" or "MINUS."

11 Specify rate of interest per annum (to the nearest 1/10,000th of 1%).

                                       G-2
                           Form of Money Market Quote

                                    EXHIBIT H

                  FORM OF OPINION OF COUNSEL FOR THE BORROWERS



To the Lenders and the Administrative Agent
Referred to Below
c/o Citicorp USA, Inc., as Administrative Agent
Two Penns Way
New Castle, DE 19720



Re:  Credit Agreement

Ladies and Gentlemen:

     I and my staff have acted as counsel for Toyota Motor Credit Corporation and Toyota Credit de Puerto Rico Corp. (the "Borrowers") in connection with the 364 Day Credit Agreement, dated as of March 30, 2005, among Toyota Motor Credit Corporation, a California corporation, Toyota Credit de Puerto Rico Corp., a corporation organized under the laws of Puerto Rico, the Lenders from time to time party thereto, Citicorp USA, Inc., as Administrative Agent, Citigroup Global Markets Inc. and Banc of America Securities LLC, as Joint Lead Arrangers and Joint Book Managers, Bank of America, N.A., as Syndication Agent, and The Bank of Tokyo-Mitsubishi, Ltd. and JPMorgan Chase Bank, N.A., as Documentation Agents. Terms defined in the Credit Agreement are used herein as therein defined. This opinion is being rendered to you pursuant to Section 4.1(a)(v) of the Credit Agreement.

         I am General Counsel of TMCC and as such I, or members of my staff, have participated in the negotiation of the Credit Agreement. I, or members of my staff, have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and Law as we have deemed necessary or advisable for purposes of this opinion.

         Upon the basis of the foregoing and in reliance thereon, I am of the opinion, subject to the assumptions and limitations set forth herein, that:

         1. TMCC is a corporation duly incorporated, validly existing and in good standing under the Laws of California, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

         2. The execution, delivery and performance by each Borrower of the Credit Agreement and the Notes to be delivered by it do not contravene, or constitute a default under, any debt instrument or any other material agreement, judgment, injunction, order, decree or other instrument binding upon such Borrower. As to debt instruments or agreements which, by their terms, are or may be governed by the Law of a jurisdiction other than California, I have assumed

                                       H-1
                   Form of Opinion of Counsel to the Borrower that such debt instruments and agreements are governed by the Law of California for purposes of the opinion expressed in this paragraph.

         3. The Credit Agreement and the Notes are governed, by their terms, by New York Law. I express no opinion on the enforceability of the Loan Documents under New York Law. If California Law were to apply, the Credit Agreement would constitute a valid and binding agreement of each Borrower and each Note would constitute a valid and binding obligation of the Borrower party thereto, in each case enforceable in accordance with its terms.

         4. There is no action, suit or proceeding pending against, or to the best of my knowledge threatened against or affecting, any Borrower before any court or arbitrator or any Governmental Authority, in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, financial position or results of operations of such Borrower or which in any manner draws into question the validity of the Credit Agreement or the Notes.

         5. Each of TMCC's corporate Subsidiaries is a corporation validly existing and in good standing under the Laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

         The opinion set forth in paragraph 3 is subject to: (i) the effect of applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar Laws of general application relating to or affecting the enforcement of creditors' rights generally, (ii) limitations on the remedy of specific performance and injunctive and other forms of equitable relief due to the possible existence of equitable defenses or due to the discretion of the court before which any proceeding therefor may be brought, (iii) the unenforceability under certain circumstances of provisions to the effect that failure to exercise, or delay in exercising, rights or remedies will not operate as a waiver of any such right or remedy, (iv) limitations based upon statutes or upon public policy limiting a Person's right to waive the benefits of statutory provisions or of a common law right, (v) limitations on the right of a creditor to exercise remedies or impose penalties for late payments or other defaults by a borrower, if it is determined that (a) either the defaults are not material, such penalties bear no reasonable relation to the damage suffered by the creditor as a result of such delinquencies or defaults, or it cannot be demonstrated that the enforcement of such restrictions or burdens is reasonably necessary for the protection of the creditor, or (b) the creditor's enforcement of such covenants or provisions under the circumstances would violate the creditor's implied covenant of good faith and fair dealing, (vi) the unenforceability under certain circumstances, under California or federal Law or court decisions, of provisions releasing a party from, or indemnifying a party against, liability for its own wrongful or grossly negligent acts or where such release or indemnification is contrary to public policy, (vii) the effect of California Law, which provides that a court may refuse to enforce, or may limit the application of, a contract or any clause of a contract which the court finds to have been unconscionable at the time it was made, or an unfair portion of an adhesion contract, (viii) the effect of California Law, which provides that when

                                       H-2
                   Form of Opinion of Counsel to the Borrower a contract permits one party to a contract to recover attorneys' fees, the prevailing party in any action to enforce any provision of the contract shall be entitled to recover its reasonable attorneys' fees, (ix) compliance with, and limitations imposed by, procedural requirements of state Law, including the provisions of the California Commercial Code relating to the exercise of remedies by a creditor; and (x) limitations under California Law as to the right to retain or collect unearned interest. The foregoing limitations, however, do not render the Credit Agreement and the Notes invalid as a whole, and there exists, in the Credit Agreement and the Notes or pursuant to applicable Law, legally adequate remedies for the realization of the principal benefits intended to be provided by the Credit Agreement and the Notes.

         I am a member of the Bar of the State of California and the foregoing opinion is limited to the Laws of the State of California and the federal Laws of the United States of America. In giving the foregoing opinion, (i) I express no opinion as to the effect (if any) of any Law of any jurisdiction (except the State of California) in which any Lender is located which limits the rate of interest that such Lender may charge or collect; (ii) I have assumed, without independent investigation, that the execution, delivery and performance by the Lenders of the Credit Agreement are within the Lenders' powers and have been duly authorized by all necessary action; and (iii) I have assumed, without independent investigation, that each of the Lenders is exempt from the limitations on interest contained in Article XV, Section 1 of the Constitution of the State of California.

         The references in this opinion to facts based on the "best of my knowledge" refer only to my own actual, present knowledge and the knowledge of the members of my staff who have given substantive consideration to the matters referred to herein.

         This opinion is furnished by me as General Counsel for TMCC to you in connection with the Credit Agreement, is solely for your benefit and may not be relied upon by any other person, other than an Eligible Assignee or Participant pursuant to Section 9.7 of the Credit Agreement, without my prior written consent. Notwithstanding the foregoing grant of permission to Eligible Assignees to rely on this opinion, I express no opinion with respect to the effect of any such Eligible Assignee failing to comply with any legal requirement in order for it to enforce the Credit Agreement. I express no opinion as to enforceability of the Loan Documents by a Participant.

                                                     Respectfully submitted,



                                                     Geri Brewster
                                                     General Counsel


                                       H-3
                   Form of Opinion of Counsel to the Borrower

                                    EXHIBIT I

               FORM OF OPINION Of PIETRANTONI MENDEZ & ALVAREZ LLP




To the Lenders and the Administrative Agent
Referred to Below
c/o Citicorp USA, Inc., as Administrative Agent
Two Penns Way
New Castle, DE 19720



Re:  Credit Agreement

Ladies and Gentlemen:

         We have acted as special Commonwealth of Puerto Rico counsel for Citicorp USA, Inc., as Administrative Agent (the "Administrative Agent"), in connection with the 364 Day Credit Agreement, dated as of March 30, 2005, among Toyota Motor Credit Corporation, a California corporation, Toyota Credit de Puerto Rico Corp., a corporation organized under the laws of Puerto Rico (the "Borrower"), the Lenders from time to time party thereto, Citicorp USA, Inc., as Administrative Agent, Citigroup Global Markets Inc. and Banc of America Securities LLC, as Joint Lead Arrangers and Joint Book Managers, Bank of America, N.A., as Syndication Agent, and The Bank of Tokyo-Mitsubishi, Ltd. and JPMorgan Chase Bank, N.A., as Documentation Agents. Terms defined in the Credit Agreement are used herein as therein defined. This opinion is being rendered to you pursuant to Section 4.1(a)(vi) of the Credit Agreement.

         We have participated in the negotiation of the Credit Agreement and have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and Law as we have deemed necessary or advisable for purposes of this opinion.

         Upon the basis of the foregoing and in reliance thereon, we are of the opinion, subject to the assumptions and limitations set forth herein, that:

         1. The Borrower is a corporation duly incorporated, validly existing and in good standing under the Laws of Puerto Rico, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

         2. The execution, delivery and performance by the Borrower of the Credit Agreement and the Notes are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any Governmental Authority and do not contravene, or constitute a default under, any provision of applicable Law or of the

                                       I-1
               Form of Opinion of Pietrantoni Mendez & Alvarez LLP articles of incorporation or bylaws of the Borrower.

         3. The Credit Agreement and the Notes are governed, by their terms, by New York Law. We express no opinion on the enforceability of the Loan Documents under New York Law. If the Law of Puerto Rico were to apply, the Credit Agreement would constitute a valid and binding agreement of the Borrower and each Note would constitute a valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms.

         The opinion set forth in paragraph 3 is subject to: (i) the effect of applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar Laws of general application relating to or affecting the enforcement of creditors' rights generally, (ii) limitations on the remedy of specific performance and injunctive and other forms of equitable relief due to the possible existence of equitable defenses or due to the discretion of the court before which any proceeding therefor may be brought, (iii) the unenforceability under certain circumstances of provisions to the effect that failure to exercise, or delay in exercising, rights or remedies will not operate as a waiver of any such right or remedy, (iv) limitations based upon statutes or upon public policy limiting a Person's right to waive the benefits of statutory provisions or of a common law right, (v) limitations on the right of a creditor to exercise remedies or impose penalties for late payments or other defaults by a borrower, if it is determined that (a) either the defaults are not material, such penalties bear no reasonable relation to the damage suffered by the creditor as a result of such delinquencies or defaults, or it cannot be demonstrated that the enforcement of such restrictions or burdens is reasonably necessary for the protection of the creditor, or (b) the creditor's enforcement of such covenants or provisions under the circumstances would violate the creditor's implied covenant of good faith and fair dealing, (vi) the unenforceability under certain circumstances, under the Law of Puerto Rico or federal Law or court decisions, of provisions releasing a party from, or indemnifying a party against, liability for its own wrongful or negligent acts or where such release or indemnification is contrary to public policy, (vii) the effect of the Law of Puerto Rico, which provides that a court may refuse to enforce, or may limit the application of, a contract or any clause of a contract which the court finds to have been unconscionable at the time it was made, or an unfair portion of an adhesion contract, (viii) compliance with, and limitations imposed by, procedural requirements of the Law of Puerto Rico; and (ix) limitations under the Law of Puerto Rico as to the right to retain or collect unearned interest. The foregoing limitations, however, do not render the Credit Agreement and the Notes invalid as a whole, and there exists, in the Credit Agreement and the Notes or pursuant to applicable Law, legally adequate remedies for the realization of the principal benefits intended to be provided by the Credit Agreement and the Notes.

         We are members of the Bar of the Commonwealth of Puerto Rico and the foregoing opinion is limited to the Laws of Puerto Rico and the federal Laws of the United States of America. In giving the foregoing opinion, (i) we express no opinion as to the effect (if any) of any Law of any jurisdiction (except Puerto
Rico) in which any Lender is located which limits the rate of interest that such Lender may charge or collect; and (ii) we have assumed, without independent

                                       I-2
               Form of Opinion of Pietrantoni Mendez & Alvarez LLP investigation, that the execution, delivery and performance by the Lenders of the Credit Agreement and the Notes are within the Lenders' powers and have been duly authorized by all necessary action..

         This opinion is furnished to you in connection with the Credit Agreement, is solely for your benefit and may not be relied upon by, nor may copies be delivered to, any other person, other than an Eligible Assignee or Participant pursuant to Section 9.7 of the Credit Agreement, without our prior written consent. Notwithstanding the foregoing grant of permission to Eligible Assignees to rely on this opinion, we express no opinion with respect to the effect of any such Eligible Assignee failing to comply with any legal requirement in order for it to enforce the Credit Agreement.

                             Respectfully submitted,






                                       I-3
               Form of Opinion of Pietrantoni Mendez & Alvarez LLP

                                    EXHIBIT J

                   FORM OF OPINION OF SHEARMAN & STERLING LLP



                                __________, 2005

To the Initial Lenders party to the Credit
Agreement referred to below and to
Citicorp USA, Inc., as Administrative Agent


                         Toyota Motor Credit Corporation
                       Toyota Credit De Puerto Rico Corp.

Ladies and Gentlemen:

                  We have acted as counsel to Citicorp USA, Inc., as Administrative Agent (the "Agent"), in connection with the 364-Day Credit Agreement, dated as of March 30, 2005 (the "Credit Agreement"), among Toyota Motor Credit Corporation, a California corporation ("TMCC"), Toyota Credit De Puerto Rico Corp., a corporation organized under the laws of the Commonwealth of Puerto Rico ("TCPR" and, together with TMCC, the "Borrowers"), and each of you. Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as therein defined.

                  In that connection, we have reviewed originals or copies of the following documents:

(a) The Credit Agreement.

(b) The Notes executed by the Borrowers and delivered on the date hereof.

The documents described in the foregoing clauses (a) and (b) are collectively referred to herein as the "Opinion Documents".

                  We have also reviewed originals or copies of such other agreements and documents as we have deemed necessary as a basis for the opinion expressed below.

                  In our review of the Opinion Documents and other documents, we have assumed:

(A)                                 The genuineness of all signatures.

(B) The authenticity of the originals of the documents submitted to us.

(C) The conformity to authentic originals of any documents submitted to us as copies.

                                       J-1
                       Opinion of Shearman & Sterling LLP

(D) As to matters of fact, the truthfulness of the representations made in the Credit Agreement.

(E) That the Credit Agreement is the legal, valid and binding obligation of each party thereto, other than the Borrowers, enforceable against each such party in accordance with its terms.

(F)                                 That:

                                    (1) Each Borrower is an entity duly
                           organized and validly existing under the laws of the jurisdiction of its organization.

                                    (2) Each Borrower has full power to execute,
                           deliver and perform, and has duly executed and delivered, the Opinion Documents to which it is a party.

                                    (3) The execution, delivery and performance
                           by each Borrower of the Opinion Documents to which it is a party have been duly authorized by all necessary action (corporate or otherwise) and do not:

                                            (a) contravene its certificate or
                                    articles of incorporation, by-laws or other organizational documents;

                                            (b) except with respect to Generally
                                    Applicable Law, violate any law, rule or regulation applicable to it; or

                                            (c) result in any conflict with or
                                    breach of any agreement or document binding on it of which any addressee hereof has knowledge, has received notice or has reason to know.

                                    (4) Except with respect to Generally
                           Applicable Law, no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or (to the extent the same is required under any agreement or document binding on it of which an addressee hereof has knowledge, has received notice or has reason to know) any other third party is required for the due execution, delivery or performance by each Borrower of any Opinion Document or, if any such authorization, approval, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.

                  We have not independently established the validity of the foregoing assumptions.

                  "Generally Applicable Law" means the federal law of the United States of America, and the law of the State of New York (including the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to

                                       J-2
                       Opinion of Shearman & Sterling LLP
recognize as being applicable to either Borrower, the Opinion Documents or the transactions governed by the Opinion Documents. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term "Generally Applicable Law" does not include any law, rule or regulation that is applicable to either Borrower, the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Opinion Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

                  Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that each Opinion Document is the legal, valid and binding obligation of each Borrower that is a party thereto, enforceable against such Borrower in accordance with its terms.

                  Our opinion expressed above is subject to the following qualifications:

                  (a) Our opinion is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally (including without limitation all laws relating to fraudulent transfers).

                  (b) Our opinion is subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

                  (c) We express no opinion with respect to the enforceability of indemnification provisions, or of release or exculpation provisions, contained in the Opinion Documents to the extent that enforcement thereof is contrary to public policy regarding the indemnification against or release or exculpation of criminal violations, intentional harm or violations of securities laws.

                  (d) Our opinion is limited to Generally Applicable Law.

                  A copy of this opinion letter may be delivered by any of you to any person that becomes a Lender in accordance with the provisions of the Credit Agreement. Any such person may rely on the opinion expressed above as if this opinion letter were addressed and delivered to such person on the date hereof.

                  This opinion letter is rendered to you in connection with the transactions contemplated by the Opinion Documents. This opinion letter may not be relied upon by you or any person entitled to rely on this opinion pursuant to the preceding paragraph for any other purpose without our prior written consent.


                                       J-3
                       Opinion of Shearman & Sterling LLP

                  This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinion expressed herein.

                                                     Very truly yours,




WEH:SLH

                                       J-4
                       Opinion of Shearman & Sterling LLP